Exhibit 10.1

Agreement Number:   3810214

AGREEMENT

between

Fiserv Solutions, Inc.
255 Fiserv Drive
Brookfield, WI  53045-5815

and

Central Pacific Bank
 220 South King Street
Honolulu, Hawaii 96813

Date:    December 23, 2004

AGREEMENT dated as of December 23, 2004 ("Agreement") between Fiserv Solutions, Inc., a Wisconsin corporation ("Fiserv"), and Central Pacific Bank, a Hawaii financial institution ("Client").

1.  Term.  The initial term of this Agreement shall end 10 years following the date Fiserv Services (as defined below) are first used by Client and, unless written notice of non-renewal is provided by either party at least 180 days prior to expiration of the initial term or any renewal term, this Agreement shall automatically renew for additional term(s) of 5 years.  This Agreement shall be effective on the day services are first provided to Client by Fiserv ("Effective Date"). Notwithstanding the foregoing, following the Effective Date, Exhibits that may be made a part of this Agreement may contain a term longer or shorter in duration than the initial term set forth above.

2.  Services.  (a) Services Generally.  Fiserv, itself and through its affiliates, agrees to provide Client, and Client agrees to obtain from Fiserv services ("Services") and products ("Products") (collectively, "Fiserv Services") described in the attached Exhibits:

Exhibit C – EFT Services
Exhibit H – Development Services
Exhibit I – Implementation Services
Exhibit L – Material Purchased Through Fiserv
Exhibit M – Software Products
Exhibit Q – Professional Services

The Exhibits set forth specific terms and conditions applicable to the Services and/or Products, and, where applicable, the Fiserv affiliate so performing.  Client may select additional services and products from time to time by incorporating an appropriate Exhibit to this Agreement.

(b) Implementation Services.  Fiserv will provide services (i) to convert Client's existing applicable data and/or information to the Fiserv Services; and/or (ii) to implement the Fiserv Services.  These activities are referred to as "Implementation Services".  Client agrees to cooperate with Fiserv in connection with Fiserv's provision of Implementation Services and to provide all necessary information and assistance to facilitate the conversion and/or implementation.  Client is responsible for all reasonable and legitimate out-of-pocket expenses associated with Implementation Services.  Fiserv will provide Implementation Services as required in connection with Fiserv Services.

(c) Training Services.  Fiserv shall provide training, training aids, user manuals, and other documentation for Client's use as Fiserv finds necessary to enable Client personnel to become familiar with Fiserv Services.  If requested by Client, classroom training in the use and operation of Fiserv Services will be provided at a training facility designated by Fiserv.  All such training aids and manuals remain Fiserv's property.

3.  Fees for Fiserv Services.  (a) General.  Client agrees to pay Fiserv:

(i) estimated fees for Fiserv Services for the following month as specified in the Exhibits;
(ii) reasonable and legitimate out-of-pocket charges for the month payable by Fiserv for the account of Client; and
(iii) Taxes (as defined below) thereon (collectively, "Fees").

Fiserv shall timely reconcile Fees paid by Client for the Fiserv Services for the month and the fees and charges actually due Fiserv based on Client's actual use of Fiserv Services for such month.  Fiserv shall either issue a credit to Client or provide Client with an invoice for any additional fees or other charges owed.  Fiserv may change the amount of Fees billed to reflect appropriate changes in actual use of Fiserv Services.  Fees may be increased from time to time as set forth in the Exhibits.  Upon notification to and acceptance by Client, Fiserv may increase its fees in excess of amounts listed in the Exhibits in the event that Fiserv implements major system enhancements to comply with changes in law, government regulation, or industry practices.

(b) Additional Charges.  Fees for out-of-pocket expenses, such as telephone, microfiche, courier, and other charges incurred by Fiserv for goods or services obtained by Fiserv on Client's behalf shall be billed to Client at cost plus the applicable Fiserv administrative fee as set forth in the Exhibits, provided such fees and out-of-pocket expenses are reasonable and legitimate.  Such third-party vendor/provider out-of-pocket expenses may be changed from time to time upon notification of a fee change from a vendor/provider.  The Fees do not include, and Client shall be responsible for, furnishing transportation or transmission of information between Fiserv's service center(s), Client's site(s), and any applicable clearing house, regulatory agency, or Federal Reserve Bank.

(c) Taxes.  Fiserv shall add to each invoice any sales, use, excise, value added, and other taxes and duties however designated that are levied by any taxing authority relating to the Fiserv Services ("Taxes").  In no event shall "Taxes" include any levies by any taxing authority based upon Fiserv's net income.

(d) Payment Terms.  Fees are due and payable monthly in advance upon receipt of invoice.    In the event any amounts due remain unpaid beyond the 30th day after payment is due, Client shall pay a late charge of 1.5% per month.  Client agrees that it shall neither make nor assert any right of deduction or set-off from Fees on invoices submitted by Fiserv for Fiserv Services.

4.  Access to Fiserv Services.  (a) Procedures.  Client agrees to comply with applicable regulatory requirements and procedures for use of Services established by Fiserv.

(b) Changes.  Fiserv continually reviews and modifies Fiserv systems used in the delivery of Services (the "Fiserv System") to improve service and comply with government regulations, if any, applicable to the data and information utilized in providing Services.  Fiserv reserves the right to make changes in Services, including but not limited to operating procedures, type of equipment or software resident at, and the location of Fiserv's service center(s).  Fiserv will notify Client of any material change that affects Client's normal operating procedures, reporting, or service costs prior to implementation of such change.

(c) Communications Lines.  Fiserv shall order the installation of appropriate communication lines and equipment to facilitate Client's access to Services.  Client understands and agrees to pay charges relating to the installation and use of such lines and equipment as set forth in the Exhibits.

(d) Terminals and Related Equipment.  Client shall obtain necessary and sufficient terminals and other equipment, approved by Fiserv and compatible with the Fiserv System, to transmit and receive data and information between Client's location(s), Fiserv's service center(s), and/or other necessary location(s).  Fiserv and Client may mutually agree to change the type(s) of terminal and equipment used by Client.

5.  Client Obligations.  (a) Input.  Client shall be solely responsible for the input, transmission, or delivery to and from Fiserv of all information and data required by Fiserv to perform Services unless Client has retained Fiserv to handle such responsibilities, as specifically set forth in the Exhibits.  The information and data shall be provided in a format and manner approved by Fiserv.  Client will provide at its own expense or procure from Fiserv all equipment, computer software, communication lines, and interface devices required to access the Fiserv System.  If Client has elected to provide such items itself, Fiserv shall provide Client with a list of compatible equipment and software; Client agrees to pay Fiserv's standard fee for recertification of the Fiserv System resulting therefrom.

(b) Client Personnel.  Client shall designate appropriate Client personnel for training in the use of the Fiserv System, shall supply Fiserv with reasonable access to Client's site during normal business hours for Implementation Services and shall cooperate with Fiserv personnel in their performance of Services.

(c) Use of Fiserv System.  Client shall (i) comply with any operating instructions on the use of the Fiserv System provided by Fiserv; (ii) review all reports furnished by Fiserv for accuracy; and (iii) work with Fiserv to reconcile any out of balance conditions.  Client shall determine and be responsible for the authenticity and accuracy of all information and data submitted to Fiserv.

(d) Client's Systems.  Client shall be responsible for ensuring that its systems are capable of passing and/or accepting data from and/or to the Fiserv System.

6.  Ownership and Confidentiality.  (a) Definition.

(i) Client Information.  "Client Information" means:  (A) confidential plans, customer lists, information, and other proprietary material of Client that is marked with a restrictive legend, or if not so marked with such legend or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to Fiserv); and (B) any information and data concerning the business and financial records of Client's customers prepared by or for Fiserv, or used in any way by Fiserv in connection with the provision of Fiserv Services (whether or not any such information is marked with a restrictive legend).

(ii) Fiserv Information.  "Fiserv Information" means:  (A) confidential plans, information, research, development, trade secrets, business affairs (including that of any Fiserv client, supplier, or affiliate), and other proprietary material of Fiserv that is marked with a restrictive legend, or if not so marked with such legend or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to Client); and (B) Fiserv's proprietary computer programs, including custom software modifications, software documentation and training aids, and all data, code, techniques, algorithms, methods, logic, architecture, and designs embodied or incorporated therein (whether or not any such information is marked with a restrictive legend).

(iii) Information.  "Information" means Client Information and Fiserv Information.  No obligation of confidentiality applies to any Information that the receiving party ("Recipient") (A) already possesses without obligation of confidentiality; (B) develops independently; or (C) rightfully receives without obligation of confidentiality from a third party.  No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of this Agreement.

(b) Obligations.  Recipient agrees to hold as confidential all Information it receives from the disclosing party ("Discloser").  All Information shall remain the property of Discloser or its suppliers and licensors.  Information will be returned to Discloser at the termination or expiration of this Agreement.  Fiserv specifically agrees that it will not use any non-public personal information about Client's customers in any manner prohibited by Title V of the Gramm-Leach-Bliley Act.  Recipient will use the same care and discretion to avoid disclosure of Information as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care.  Recipient may only use Information in accordance with the purpose of this Agreement.  Recipient agrees that it shall not sell, transfer, publish, disclose, display, or otherwise make available to other parties any of Discloser’s Information, except that   Recipient may disclose Information to (i) employees and employees of affiliates who have a need to know; and (ii) any other party with Discloser's prior written consent.  Before disclosure to any of the above parties, Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement.  Recipient may disclose Information to the extent required by law.  However, Recipient agrees to give Discloser prompt notice so that Discloser may seek a protective order.  The provisions of this sub-section survive any termination or expiration of this Agreement.

(c) Residuals.  Nothing contained in this Agreement shall restrict Recipient from the use of any ideas, concepts, know-how, or techniques contained in Information that are related to Recipient's business activities ("Residuals"), provided that in so doing, Recipient does not breach its obligations under this Section.  However, this does not give Recipient the right to disclose the Residuals except as set forth elsewhere in this Agreement.

(d) Fiserv System.  The Fiserv System contains information and computer software that are proprietary and confidential information of Fiserv, its suppliers, and licensors.  Client agrees not to attempt to circumvent the devices employed by Fiserv to prevent unauthorized access to the Fiserv System, including, but not limited to, alterations, decompiling, disassembling, modifications, and reverse engineering thereof.

(e) Information Security.  Fiserv shall implement and maintain appropriate measures designed to meet the objectives of the guidelines establishing standards for safeguarding non-public Client customer information as adopted by any federal regulatory agencies having jurisdiction over Client's affairs.

(f) Confidentiality of this Agreement.  Fiserv and Client agree to keep confidential the prices, terms and conditions of this Agreement, without disclosure to third parties.  Notwithstanding the foregoing, each party may disclose Confidential Information to the extent required by a court of competent jurisdiction, regulatory body, or other governmental authority or otherwise as required by law or regulation; provided, however, that the party required to so disclose Confidential Information of the other party shall use commercially reasonable efforts to minimize such disclosure and shall, to the extent not otherwise prohibited by law or regulation, provide written notice of such disclosure request to the other party.  Further, the party required to so disclose the Confidential Information agrees to consult with and assist the other party in obtaining a protective order prior to such disclosure (unless otherwise prohibited by law or regulation).   Notwithstanding the foregoing, in the event that a party is unable, due to the requirements of regulators having jurisdiction over the party’s operations, to provide prior notice of the disclosure request as required by this Section, the Discloser shall provide notice of the disclosure, including a description of the information disclosed, to the other party within 3 business days of the disclosure.  In such an event, Discloser shall remain obligated to use commercially reasonable efforts to minimize the disclosure.

7.  Regulatory Agencies, Regulations and Legal Requirements.  (a) Client Files.  Records maintained and produced for Client ("Client Files") may be subject to examination by such Federal, State, or other governmental regulatory agencies as may have jurisdiction over Client's business to the same extent as such records would be subject if maintained by Client on its own premises.  Client agrees that Fiserv is authorized to give all reports, summaries, or information contained in or derived from the data or information in Fiserv's possession relating to Client when formally requested to do so by an authorized regulatory or government agency.

(b) Compliance with Regulatory Requirements.  Client agrees to comply with applicable regulatory and legal requirements.

8.  Warranties.  (a) Fiserv Warranties.  Fiserv represents and warrants that:

(i)(A) Services will conform to the specifications set forth in the Exhibits; (B) Fiserv will perform Client's work accurately provided that Client supplies accurate data and information, and follows the procedures described in all Fiserv documentation, notices, and advices; (C) Fiserv personnel will exercise due care in provision of Services; (D) the Fiserv System will comply in all material respects with all applicable Federal regulations governing Services; and (E) the Fiserv System is Year 2000 compliant.  In the event of an error or other default caused by Fiserv personnel, systems, or equipment, Fiserv shall correct the data or information and/or reprocess the affected item or report at no additional cost to Client.  Client agrees to supply Fiserv with a written request for correction of the error within 30 days after Client's receipt of the work containing the error.  Work reprocessed due to errors in data supplied by Client, on Client's behalf by a third party, or by Client's failure to follow procedures set forth by Fiserv shall be billed to Client at Fiserv's then current time and material rates; and
(ii) it owns or has a license to furnish all equipment or software comprising the Fiserv System.  Fiserv shall indemnify Client and hold it harmless against any claim or action that alleges that the Fiserv System use infringes a United States patent, copyright, or other proprietary right of a third party.  Client agrees to notify Fiserv promptly of any such claim and grants Fiserv the sole right to control the defense and disposition of all such claims.  Client shall provide Fiserv with reasonable cooperation and assistance in the defense of any such claim.

THE WARRANTIES STATED HEREIN ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY FISERV.  FISERV DOES NOT MAKE, AND CLIENT HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  THE STATED EXPRESS WARRANTIES ARE IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF FISERV FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE, OR PERFORMANCE OF FISERV SERVICES.

(b) Client Warranties.  Client represents and warrants that: (A) no contractual obligations exist that would prevent Client from entering into this Agreement; (B) it has complied with all applicable regulatory requirements; and (C) Client has requisite authority to execute, deliver, and perform this Agreement.  Client shall indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against any claims or actions arising out of (X) the use by Client of the Fiserv System in a manner other than that provided in this Agreement; and (Y) any and all claims by third parties through Client arising out of the performance and non-performance of Fiserv Services by Fiserv, provided that the indemnity listed in clause (Y) hereof shall not preclude Client's recovery of direct damages pursuant to the terms and subject to the limitations of this Agreement.

9.  Limitation of Liability.  (a) General.  IN NO EVENT SHALL FISERV BE LIABLE FOR LOSS OF GOODWILL, OR FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING FROM THIS AGREEMENT, REGARDLESS OF WHETHER SUCH CLAIM ARISES IN TORT OR IN CONTRACT.  CLIENT MAY NOT ASSERT ANY CLAIM AGAINST FISERV MORE THAN 2 YEARS AFTER SUCH CLAIM ACCRUED.  FISERV'S AGGREGATE LIABILITY FOR ANY AND ALL CAUSES OF ACTION RELATING TO THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL FEES PAID BY CLIENT TO FISERV FOR THE FISERV SERVICE RESULTING IN SUCH LIABILITY IN THE 6 MONTH PERIOD PRECEDING THE DATE THE CLAIM ACCRUED.  FISERV'S AGGREGATE LIABILITY FOR A DEFAULT RELATING TO THIRD PARTY EQUIPMENT OR SOFTWARE SHALL BE LIMITED TO THE AMOUNT PAID BY CLIENT FOR THE EQUIPMENT OR SOFTWARE.

(b) Lost Records.  If Client's records or other data submitted for processing are lost or damaged as a result of any failure by Fiserv, its employees, or agents to exercise reasonable care to prevent such loss or damage, Fiserv's liability on account of such loss or damages shall not exceed the reasonable cost of reproducing such records or data from exact duplicates thereof in Client's possession.

10.  Disaster Recovery.  (a) General.  Fiserv maintains a disaster recovery plan ("Disaster Recovery Plan") for each Service.  A "Disaster" shall mean any unplanned interruption of the operations of or inaccessibility to Fiserv's service center in which Fiserv, using reasonable judgment, requires relocation of processing to a recovery location.  Fiserv shall notify Client as soon as possible after Fiserv deems a service outage to be a Disaster.  Fiserv shall move the processing of Client's standard services to a recovery location as expeditiously as possible and shall coordinate the cut-over to back-up telecommunication facilities with the appropriate carriers.  Client shall maintain adequate records of all transactions during the period of service interruption and shall have personnel available to assist Fiserv in implementing the switchover to the recovery location.  During a Disaster, optional or on-request services shall be provided by Fiserv only to the extent adequate capacity exists at the recovery location and only after stabilizing the provision of base services.

(b) Communications.  Fiserv shall work with Client to establish a plan for alternative communications in the event of a Disaster.

(c) Disaster Recovery Test.  Fiserv shall test the Disaster Recovery Plan periodically.  Client agrees to participate in and assist Fiserv with such test, if requested by Fiserv.  Upon Client's request, test results will be made available to Client's management, regulators, auditors, and insurance underwriters.

(d) Client Plans.  Fiserv agrees to release information necessary to allow Client's development of a disaster recovery plan that operates in concert with the Disaster Recovery Plan.

(e) No Warranty.  Client understands and agrees that the Disaster Recovery Plan is designed to minimize, but not eliminate, risks associated with a Disaster affecting Fiserv's service center(s).  Fiserv does not warrant that Fiserv Services will be uninterrupted or error free in the event of a Disaster; no performance standards shall be applicable for the duration of a Disaster.  Client maintains responsibility for adopting a disaster recovery plan relating to disasters affecting Client's facilities and for securing business interruption insurance or other insurance necessary for Client's protection.

11.  Termination.  (a) Material Breach.  Except as provided elsewhere in this Section 11, either party may terminate this Agreement in the event of a material breach by the other party not cured within 90 days (or, in the case of a breach of Section 6, within 5 days) following receipt of written notice stating, with particularity and in reasonable detail, the nature of the claimed breach.

(b) Failure to Pay.  In the event any invoice remains unpaid by Client 30 days after due, or Client deconverts any data or information from the Fiserv System without prior written consent of Fiserv, Fiserv, at its sole option, may terminate this Agreement and/or Client's access to and use of Fiserv Services.  Any invoice submitted by Fiserv shall be deemed correct unless Client provides written notice to Fiserv within 30 days of the invoice date specifying the nature of the disagreement.

(c) Remedies.  Remedies contained in this Section 11 are cumulative and are in addition to the other rights and remedies available to Fiserv under this Agreement, by law or otherwise.

(d) Defaults.  If Client:

(i) defaults in the payment of any sum of money due in Section 11(b);
(ii) breaches this Agreement in any material respect or otherwise defaults in any material respect in the performance of any of its obligations in Section 11(a); or
(iii) commits an act of bankruptcy or becomes the subject of any proceeding under the Bankruptcy Code or becomes insolvent or if any substantial part of Client's property becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency;

then, in any such event, Fiserv may, upon written notice, terminate this Agreement and be entitled to recover from Client as liquidated damages an amount equal to the present value of all payments remaining to be made hereunder for the remainder of the initial term or any renewal term of this Agreement.  For purposes of the preceding sentence, present value shall be computed using the "prime" rate (as published in The Wall Street Journal) in effect at the date of termination and "all payments remaining to be made" shall be calculated based on the average bills for the 3 months immediately preceding the date of termination.  Client agrees to reimburse Fiserv for any expenses Fiserv may incur, including reasonable attorneys' fees, in taking any of the foregoing actions.

(e)     Fiserv Default.  If Fiserv commits an act of bankruptcy or becomes the subject of any proceeding under the Bankruptcy Code or becomes insolvent or if any substantial part of Fiserv property becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency then, in any such event, Client may, upon written notice, terminate this Agreement.

(f) Convenience.  Client may terminate this Agreement by paying a termination fee based on the remaining unused term of this Agreement.  The termination fee will be calculated by multiplying the total weighted unused months in the contract term by  Client's largest monthly invoice for each Fiserv Service received by Client during the term (or if no monthly invoice has been received, the sum of the estimated monthly billing for each Fiserv Service to be received hereunder).  The total weighted value of unused months will be calculated by multiplying the number of unused months in each timeline group, as defined in the table below, by the respective percentage applicable to the timeline.  Where applicable, the monthly Maintenance Fee will be calculated by dividing the annual Maintenance Fee by twelve (Refer to Table 1 below).  Client understands and agrees that Fiserv losses incurred as a result of early termination of the Agreement would be difficult or impossible to calculate as of the effective date of termination since they will vary based on, among other things, the number of clients using the Fiserv System on the date the Agreement terminates.  Accordingly, the amount set forth in the first sentence of this subsection represents Client's agreement to pay and Fiserv's agreement to accept as liquidated damages (and not as a penalty) such amount for any such Client termination.  This provision 11(e) shall not apply and no fee would be owed or due from Client to Fiserv in the event Client elects at any time, but with Fiserv’s consent (which consent shall not be unreasonably withheld, delayed or conditioned), to outsource facilities management to Fiserv or to fully outsource all processing to Fiserv.  An example termination fee calculation is provided to facilitate understanding the mechanics of this provision. This example assumes a contract execution date of November 15, 2004:

For Example:  If termination occurred at the end of Year 3, the calculation would be:

Years:	# of Months in Timeline	# of Months Used	# of Unused Months	Applicable Termination %	Weighted Value of Unused Months
1 - 2	24	24	0	90%	0
3 - 4	24	12	12	80%	9.6
5	12	0	12	65%	7.8
6 - 10	60	0	60	40%	24
Total weighed value of unused months:					41.4

Term Fee equals:			41.4 months
Times			$20,000 (largest monthly invoice) [1]
Termination Fee Due:			$828,000

[1] Actual largest monthly invoice for each Fiserv service will be used in actual calculations

(g) Return of Data Files.  Upon expiration or termination of this Agreement, Fiserv shall furnish to Client such copies of Client Files as Client may request in a Fiserv standard format along with such information and assistance as is reasonable and customary to enable Client to deconvert from the Fiserv System, provided, however, that Client consents and agrees and authorizes Fiserv to retain Client Files until (i) Fiserv is paid in full for (A) all Services provided through the date such Client Files are returned to Client; and (B) any and all other amounts that are due or will become due under this Agreement; (ii) Fiserv is paid its then standard rates for the services necessary to return such Client Files; (iii) if this Agreement is being terminated, Fiserv is paid any applicable termination fee pursuant to subsection (d) or (e) above; and (iv) Client has returned to Fiserv all Fiserv Information.  Unless directed by Client in writing to the contrary, Fiserv shall be permitted to destroy Client Files any time after 30 days from the final use of Client Files for processing.

(h) Miscellaneous.  Client understands and agrees that Client is responsible for the deinstallation and return shipping of any Fiserv-owned equipment located on Client's premises.

12.  Dispute Resolution.  (a) General.  Except with respect to disputes arising from a misappropriation or misuse of either party's proprietary rights, any dispute or controversy arising out of this Agreement, or its interpretation, shall be submitted to and resolved exclusively by arbitration under the rules then prevailing of the American Arbitration Association, upon written notice of demand for arbitration by the party seeking arbitration, setting forth the specifics of the matter in controversy or the claim being made.  The arbitration shall be heard before an arbitrator mutually agreeable to the parties; provided, that if the parties cannot agree on the choice of arbitrator within 10 days after the first party seeking arbitration has given written notice, then the arbitration shall be heard by 3 arbitrators, 1 chosen by each party, and the third chosen by those 2 arbitrators.  The arbitrators will be selected from a panel of persons having experience with and knowledge of information technology and at least 1 of the arbitrators selected will be an attorney.  Discovery shall not be permitted.  A hearing on the merits of all claims for which arbitration is sought by either party shall be commenced not later than 60 days from the date demand for arbitration is made by the first party seeking arbitration.  The arbitrator(s) must render a decision within 10 days after the conclusion of such hearing.  Any award in such arbitration shall be final and binding upon the parties and the judgment thereon may be entered in any court of competent jurisdiction.

 (b) Applicable Law.  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16.  The arbitrators shall apply the substantive law of the State of Wisconsin, without reference to provisions relating to conflict of laws.  The arbitrators shall not have the power to alter, modify, amend, add to, or subtract from any term or provision of this Agreement, nor to rule upon or grant any extension, renewal, or continuance of this Agreement.  The arbitrators shall have the authority to grant any legal remedy available had the parties submitted the dispute to a judicial proceeding.

(c) Situs.  If arbitration is required to resolve any disputes between the parties, the proceedings to resolve the first such dispute shall be held in Honolulu, Hawaii, the proceedings to resolve the second such dispute shall be held in Milwaukee, Wisconsin, and the proceedings to resolve any subsequent disputes shall alternate between Milwaukee, Wisconsin and Honolulu, Hawaii.

13.  Insurance.  Fiserv carries the following types of insurance policies:

(i) Comprehensive General Liability in an amount not less than $1 million per occurrence for claims arising out of bodily injury and property damage;
(ii) Commercial Crime covering employee dishonesty in an amount not less than $5 million;
(iii) All-risk property coverage including Extra Expense and Business Income coverage; and
(iv) Workers Compensation as mandated or allowed by the laws of the state in which Services are being performed, including $1 million coverage for Employer's Liability.

14.  Audit.  Fiserv employs an internal auditor responsible for ensuring the integrity of its processing environments and internal controls.  In addition, as may be required by law or regulation, Fiserv provides for periodic independent audits of its operations.  Fiserv shall provide Client with a copy of the audit of the Fiserv service center providing Services within a reasonable time after its completion.  Fee to Client for a copy of such audit, if any, shall be defined in the Exhibit for such Services.  Fiserv shall also provide a copy of such audit to the appropriate regulatory agencies, if any, having jurisdiction over Fiserv's provision of Services.

15.  General.  (a) Binding Agreement.  This Agreement is binding upon the parties and their respective successors and permitted assigns.  Neither this Agreement nor any interest may be sold, assigned, transferred, pledged, or otherwise disposed of by Client, whether pursuant to change of control or otherwise, without Fiserv's prior written consent.  Client agrees that Fiserv may subcontract any Services to be performed hereunder.  Any such subcontractors shall be required to comply with all applicable terms and conditions.

(b) Entire Agreement.  This Agreement, including its Exhibits, which are expressly incorporated herein by reference, constitutes the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all previous agreements with respect thereto.  Modifications of this Agreement must be in writing and signed by duly authorized representatives of the parties.  Each party hereby acknowledges that it has not entered into this Agreement in reliance upon any representation made by the other party not embodied herein.  In the event any of the provisions of any Exhibit are in conflict with any of the provisions of this Agreement, the terms and provisions of this Agreement shall control unless the Exhibit in question expressly provides that its terms and provisions shall control.

(c) Severability.  If any provision of this Agreement is held to be unenforceable or invalid, the other provisions shall continue in full force and effect.

(d) Governing Law.  This Agreement will be governed by the substantive laws of the State of Wisconsin, without reference to provisions relating to conflict of laws.  The United Nations Convention of Contracts for the International Sale of Goods shall not apply to this Agreement.

(e) Force Majeure.  Neither party shall be liable to the other nor deemed in default under this Agreement if and to the extent that such party’s performance of this Agreement is prevented by reason of force majeure.  The term “force majeure” means an occurrence that is beyond the control of the party affected and occurs without its fault or negligence.  Without limiting the foregoing, force majeure includes acts of God, war, riots, strikes, labor disputes, civil disturbances, fire, flood, court orders, governmental intervention, failures, or refusal to act by government authority, and other similar occurrences.  Upon the commencement of a force majeure event, the time for performance hereunder shall be automatically extended until the force majeure event no longer prevents the party from resuming performance in accordance with this Agreement.

(f) Notices.  Any written notice required or permitted to be given hereunder shall be given by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid; (ii) confirmed facsimile; or (iii) nationally recognized courier service to the other party at the addresses listed on the cover page or to such other address or person as a party may designate in writing.  All such notices shall be effective upon receipt.

(g) No Waiver.  The failure of either party to insist on strict performance of any of the provisions hereunder shall not be construed as the waiver of any subsequent default of a similar nature.

(h) Financial Statements.  Fiserv shall provide Client and the appropriate regulatory agencies so requiring a copy of Fiserv, Inc.'s audited consolidated financial statements.

(i) Prevailing Party.  The prevailing party in any arbitration, suit, or action brought against the other party to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive its reasonable costs, expenses, and attorneys' fees of bringing such arbitration, suit, or action.

(j) Survival.  All rights and obligations of the parties under this Agreement that, by their nature, do not terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

(k) Exclusivity.  Client agrees that Fiserv shall be the sole and exclusive provider of the services that are the subject matter of this Agreement.  For purposes of the foregoing, the term "Client" shall include Client affiliates.  During the term of this Agreement, Client agrees not to enter into an agreement with any other entity to provide these services (or similar services) without Fiserv's prior written consent.  If Client acquires another entity, the exclusivity provided to Fiserv hereunder shall take effect with respect to such acquired entity as soon as practicable after termination of such acquired entity's previously existing arrangement for these services.  If Client is acquired by another entity, the exclusivity provided to Fiserv hereunder shall apply with respect to the level or volume of these services provided immediately prior to the signing of the definitive acquisition agreement relating to such acquisition and shall continue with respect to the level or volume of these services until any termination or expiration of this Agreement.

(l) Recruitment of Employees.  Fiserv and Client each recognize that the employees of each company and such employees’ loyalty and service to that company constitute a valuable asset of that company.  Accordingly, Fiserv and Client hereby agree not to make any offer of employment to, or enter into a consulting relationship with, any person who was employed by the other during the term of this Agreement and within one (1) year of such person’s last date of employment without the written consent of the other; provided however, that the foregoing shall not apply to the hiring of any employee who responds to a public advertisement not directed at such employee.

(m) Publicity.  The parties shall mutually agree on a press release relating to the execution of this Agreement.  Each party shall mutually agree with the other regarding any media release, public announcement, or similar disclosure relating to this Agreement or its subject matter and shall give the other party a reasonable opportunity to review and comment on the content of such release, announcement, or disclosure prior to its release.  Notwithstanding the foregoing, Fiserv shall have the right to make general references to Client and the type of services being provided by Fiserv to Client under this Agreement in Fiserv's oral and visual presentations to Fiserv clients, prospective Fiserv clients, and financial analysts, provided that such references shall be consistent with any such mutually agreed press release.

(n) Fiserv Travel/Living Expenses.  Client agrees to pay the reasonable travel and living expenses of any Fiserv employees and Fiserv contractors who render services at any Client site in connection with any project or engagement.  All such expenses shall meet the guidelines established by the Fiserv Travel Policy, a copy of which shall be provided to the Client, except that Client shall have the right to arrange Fiserv lodging at Client’s preferred lodging location, provided that such accommodations in Fiserv’s reasonable judgment meets a reasonable standard of cleanliness, safety and proximity to the work site.  All expenses shall be reasonable and identified on invoices submitted by Fiserv.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date indicated below.

Central Pacific Bank		Fiserv Solutions, Inc.

By:	/s/ Denis K. Isono	By:	/s/ Robert Lowe
Name:	Denis K. Isono	Name:	Robert Lowe
Title:	Executive Vice President	Title:	SVP Global Finance
Date:	December 30, 2004	Date:	January 1, 2005

By:	/s/ Glenn K.C. Ching
Name:	Glenn K.C. Ching
Title:	Senior Vice President
Date:	December 30, 2004

Exhibit C

EFT Services

Client agrees with Fiserv as follows:

1.  Services.  Fiserv will provide Client the EFT Services ("EFT Services") specified in Exhibit C – 1.

2. Network Support Services.  Fiserv will provide Network Support Services (monitoring, service, and maintenance for equipment) in accordance with instructions supplied by Client.  If any or all of the communication network should fail, Fiserv or its designated agents will locate the problem and correct any malfunction not associated with equipment or circuits provided by common carriers.  If the problem is located in the equipment or circuits of the common carriers, Fiserv will work with the common carriers until the problem is corrected.  Maintenance fees incurred by Fiserv for repairs caused by faulty electrical power, inadequate physical facilities, physical abuse, or other Client-supplied or -controlled factors will be reimbursed by Client.

3.  Fees.  Client shall pay Fiserv the fees and other charges for EFT Services specified in Exhibit C – 2.

4.  Responsibility for Accounts.  Client shall be responsible for balancing its accounts each business day and notifying Fiserv immediately of any errors or discrepancies.  Provided that Client so notifies Fiserv, Fiserv shall, at its own expense, promptly recompute accounts affected by discrepancies solely caused by the Fiserv System or provide for another mutually agreeable resolution.  Fiserv will use its commercially reasonable efforts to correct errors attributable to Client or other Client third party servicers.

5.  Reports.  Fiserv will provide output reports to Client for daily, weekly, monthly, and annual transactions per the service level agreement.

6.  Backup Records.  Fiserv currently retains historical files at a location separate from the data center sufficient to recreate files for the most recent week- and month-end.  A daily transaction log of all Client transactions for the most recent 180 days will also be maintained at this location, and if requested by Client, will be made available to Client within 24 hours from Client’s request.

7.  Hours of Operation.  EFT Services will be available for use by Client  as specified in Exhibit C – 3.

8.  Performance Standards.  EFT Services shall be performed in accordance with the standards specified in Exhibit C – 4.

9.     Software Modifications.  (a) Custom Programming.  Fiserv will develop a preliminary estimate of the anticipated man hours and costs plus or minus ten (10) percent associated with the implementation of change(s) requested by Client.  This estimate will be returned to Client within two weeks.  Written acceptance by Client to proceed with the project will be required prior to beginning the final specifications.  Fiserv will assign a projected completion date to the project, provided no additional changes or modifications to the original specifications occur once the project is in development.

(b)                Regulatory Software Changes.  Software changes required by government bodies will be quoted in accordance with subsection (a) above such costs will be distributed to all clients on an equitable basis.

(c)                Major Software Enhancements.  All major software enhancements will be subject to additional charges for processing and development in accordance with Exhibit C – 2 hereto.  Fiserv shall upgrade its software during the term of this Agreement so that its software shall at all times be in compliance with all applicable regulations and laws and industry standards.

(d)                Processing.                        Fiserv acknowledges and agrees that: (i) the current form and format of Client’s data is acceptable to Fiserv; and (ii) if Fiserv requires any changes to the form or format of Client’s data which results in costs or expenses to Client, Fiserv will pay for such costs and expenses.

10.  Hardware.  (a) Client will obtain written approval from Fiserv prior to connecting any equipment to the data communication equipment provided by Fiserv.  Equipment, if any, connected to the Fiserv System must be configured in a manner acceptable to Fiserv.  Client agrees to pay Fiserv for the testing and acceptance of such equipment by Fiserv at then current rates.

(b) Client shall at all reasonable times permit authorized personnel of Fiserv and equipment manufacturers to have access to any Fiserv owned or leased equipment provided hereunder, and shall permit removal of such equipment upon termination of this Exhibit.

(c)  Fiserv shall be responsible for providing and maintaining adequate data communication hardware for and data communication lines to Client.

11.  Protection of Data.  Fiserv has developed an operations backup center, for which Client has agreed to pay the charges indicated in Exhibit C – 2.  Fiserv will test the procedure at least annually to ensure compliance and provide a report and results of such test to Client upon Client’s request.  Copies of transactions files are maintained by Fiserv off premises in secured vaults.

12. Regulatory Compliance.  (a) Client shall be responsible for using the EFT Services in a manner which complies with all applicable state and federal statutory and regulatory requirements.  Fiserv shall  make changes in EFT Services as necessary to Keep and maintain EFT Services in compliance with all applicable state and federal statutory and regulatory requirements.  Upon written notification by Client of state or federal statutory or regulatory non-compliance, Fiserv shall have 30 days to draft a compliance plan (For Client’s approval) or demonstrate to Client that the EFT Services are in compliance.  If Client does not approve the compliance plan because Client does not in good faith and judgment believe the plan will substantially cure the non-compliance within a reasonable period of time, Client may terminate its use of EFT Services without payment of any penalty or early termination fee to Fiserv, and Fiserv shall be liable to Client for any fines, penalties, losses, liabilities, or damages sustained or incurred by Client due to the non-compliance of the EFT Services.

(b)                Upon the written request of Client or a governmental regulatory authority, Fiserv shall make output available to such regulatory authority for purposes of Client audits and supervisory examinations.  Client shall pay Fiserv's then current rate(s) for any time devoted to such examination, audit, consulting, or other similar related effort.

(c)                On an annual basis, Fiserv shall engage a qualified, independent auditing firm to review and evaluate its internal control environment, in accordance with relevant AICPA audit standards (a “SAS-70 Type II” Audit).  Upon completion of the engagement, a copy of the service auditor’s report shall be made available to Client .  Fiserv shall also provide Client with documentation regarding the resolution of any SAS-70 audit deficiencies.

(d)                By entering into this Agreement, Fiserv agrees that the Federal Reserve Board and Federal Deposit Insurance Corporation and other regulatory agencies having authority over Client’s business and operations shall have the authority provided to them under the Bank Service Corporation Act.

(e)                Client has advised Fiserv that it is a regulated financial institution and Fiserv agrees to comply as necessary for purposes of this Agreement with the laws, rules, and regulatory guidelines which govern Client and its business and operations, and will cooperate with any requests of any of Client’s regulators, examiners, insurers, accountants, attorneys or auditors.

(f)                Fiserv will perform penetration testing at least quarterly, and within 30 days of significant system configuration changes to determine the adequacy of Fiserv security efforts and systems, and provide Client with a written summary or report of the results of these tests.  Fiserv will inform Client of any material exposures, vulnerabilities, or intrusions occurring, which adversely affect Client or Client’s EFT Services, within 24 hours of Fiserv’s detection of same, and will promptly inform Client of its corrective actions planned and taken.

13.  On-Line Security.  Fiserv will provide Client access, after the execution of appropriate "on-line" security measures, to allow Client to perform Cardholder maintenance on Client Files in the Fiserv System.

14. Network Agreement.  Fiserv provides access to electronic fund transfer networks for the purpose of participating in the exchange of transactions on an inter-network basis.  Client may participate in such networks subject to the following terms and conditions:

(a)     Client will enter into an agreement with each such network in which Client elects to participate, and will operate within and abide by the operating rules established by each such network, and pay any associated fees imposed by each such network, provided, however, that any elective costs must be approved by Client in advance, and provided, also, that any costs passed through by Fiserv to Client must be described in reasonable detail by Fiserv in order to enable Client to identify and understand the charge to, and provided further that Fiserv shall be responsible for resolving any billing issues with the networks and Fiserv will be responsible for network fees or fines that are charged to Client as a result of an error or omission by Fiserv; and

(b)                The clearing of transactions and reconciliation of payments will be in accordance with settlement procedures established between Fiserv and each such network.

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit C to the Agreement to be executed by their duly authorized representatives as of the date indicated below.

Central Pacific Bank		Fiserv Solutions, Inc. d/b/a Fiserv EFT

By:	/s/ Denis K. Isono	By:	/s/ Robert Lowe
Name:	Denis K. Isono	Name:	Robert Lowe
Title:	Executive Vice President	Title:	SVP Global Finance
Date:	December 30, 2004	Date:	January 1, 2005

By:	/s/ Glenn K.C. Ching
Name:	Glenn K.C. Ching
Title:	Senior Vice President
Date:	December 30, 2004

Exhibit C – 1

EFT Services

Fiserv will provide Client the following EFT Services:

1.   On-Line Host Interface.  The operational environment that allows an electronic transaction to be processed against a cardholder's account.

2.   ATM Driving/Monitoring.  The process of providing an ATM with the on-line instructions necessary to process transactions and verifying equipment and telephone operability.

3.   Networks.  Those regional or national ATM associations who provide electronic access to financial transactions for cardholders of member financial institutions.  Network Package includes CIRRUS, NYCE, PLUS Duality, and also includes VISA, MasterCard, American Express, and Discover

4.   Web Connectivity.  Links Client's IBM compatible PC to the Fiserv System, allowing Client to retrieve reports, retrieve transaction history, and perform network adjustments.

5.   Card Management.  An automated system for plastic card ordering, pin ordering, card re-issue tracking, and "Hot Carding", accessible to Client via On-Line Terminal Dial-Up PC or Batch Processing.

6.   Transmissions.  Transactions reports and settlement information transmitted to Client's host data processing system.

7.   Business Continuity.  Fiserv's disaster recovery program.

8.   Telecommunications and Equipment.  ATM phone line and modems relevant to driving and monitoring Client's ATMs.

10.	Conversion Date. On mutually agreed upon date by Fiserv and Client.

11.	Neural Network Support. Fiserv shall provide Neural Network support for fraud prevention by no later than February 15, 2005.

12.	3DES Compliance. Fiserv EFT Services are 3DES compliant.

13.	ATM Support. Fiserv shall: (i) support any new ATM technology functionalities mutually agreed upon by both parties; and (ii) develop any necessary ATM driving programs to meet regulatory requirements.

14.	DECAL. Fiserv EFT is interfaced to the Diebold on-line problem report system (DECAL) for first and second line problem resolution.

Exhibit C - 2

EFT Services Fees

Fiserv will provide Client the following EFT Services at the fees and prices indicated:

ESTIMATE OF MONTHLY CHARGES

		Quantity	Amount	Total
On-Line Authorization	Interface Maintenance Fee	1	$250.00	$250.00

File Storage:	Monthly Charge
	Card Account File (CAF) Record Storage	138,160.02		2,763.20
	Positive Balance File (PBF)	285,598.0100		2,855.98

Transaction Fees:	ATM / POS Pinned Transactions (Cumulative)
	0 - 250,000 Transactions @ .02 Each		.0200
	250,001 – 500,000 Transactions @ $.02 Each		.0200
	500,001 – 750,000 Transactions @ $.02 Each	559,403.0200		11,188.06
	> 750,001 Transactions @ $.015 Each		.0150

VISA Check Card Transactions:	Per Transaction Presented for Authorization

	0 – 500,000 Transactions @ $.0225 Each	285,598.0225		6,425.96
	> 500,001 Transactions @ $.02 Each		.0200

	Per Transaction Posted

	0 – 500,000 Transactions @ $.0225 Each	285,598.0225		6,425.96
	> 500,001 Transactions @ $.02 Each		.0200

Fiserv EFT Back Office Support:	$.01 Per Cardholder	85,529.010		855.29
	$5.00 Per Chargeback	102	8.00	816.00
	$5.00 Copy Request Only	2	5.00	10.00
	$3.00 Per Hot Card	96	3.00	288.00
	VISA Charges for Arbitration/Compliance	Pass-Through

Card Activation:	$.25 Per Activated Card	3,898.25		974.50

Neural Network:	$.0075 Per Authorization	285,598.0075		2,141.98

Verified By Visa:	$.03 Per Card Enrolled		.03
	$.02 Per Transaction		.02
	$.25 Per Card Activated		.25
	$.15 Per Password Change		.15

ATM Driving and Monitoring:	$40.00 Per ATM	104	40.00	4,160.00
	$.05 Per Dial-up Transaction		.05

Surcharge Support:	$.005 Per Surcharged Transaction	64,099.005		320.50

Networks:	Memberships:
	CIRRUS, MasterCard, PLUS, VISA, American Express, Discover	4	50.00	200.00
	PLUS or CIRRUS per Card Fee	138,160.0021		290.14
	Star Network	Pass-Through
	Exchange / Accel	Waived
	Visa Bin	1	50.00	50.00

WEB Connectivity:	Monthly Port Access Fee and Support	1	100.00	100.00
	$.01 Per File Maintenance		.01
	Security Tokens	Waived

Business Continuity:	$.00657 Per Transaction with Maximum Monthly of $1,000.00	559,403	.00657	1,000.00

SUB-TOTAL ESTIMATE OF MONTHLY CHARGES				$41,839.55

Telecommunications & Equipment:	HOST Telephone Line Monthly Fee (estimate)	To Be Determined
	HOST Modem Monthly Lease/Maintenance/Monitoring	To Be Determined
	ATM Modem Lease/Maintenance * (CB machines only)	11	45.00	495.00
	ATM Frame Relay Circuits (estimate) **	To Be Determined
	ATM Cellular Connection **	To Be Determined

TOTAL ESTIMATE OF MONTHLY CHARGES				$42,334.55

* If ATM protocol is IP, modem equipment will not be necessary to support ATM Driving / Monitoring over internal network.
** Branch ATM’s will be driven over branch circuit. Off-site ATM’s can be driven dial-up, lease-line or cellular.

ESTIMATE OF ONE-TIME CHARGES

		Quantity	Amount	Total
On-Line Interface:	Install Parameter File, Load and Test	1	$2,500.00	Waived

VISA Check Card:	Set-up Fee	1	1,000.00	Waived

Training:	Initial Training at Fiserv Learning Center	No Charge

WEB Connection:	Installation	1	1,000.00	Waived

ATM:	Set-up	104	30.00	Waived

SUB-TOTAL ESTIMATE OF ONE-TIME CHARGES				$0.00

Telecommunications & Equipment:	Telephone Line Installations (estimate) – At Cost Plus 10%	To Be Determined

TOTAL ESTIMATE OF ONE-TIME CHARGES				$0.00

- Fiserv EFT agrees to waive the first full 18 months of actual processing charges based on a 120 month contract				($738,000.00)
- Excludes pass-through costs

Exhibit C – 3

Hours of Operation

Fiserv will provide access to EFT Services 24 hours a day, 365 days per year, except for planned downtime reserved for scheduled maintenance.  Client will be notified 3 business days in advance of such downtime.

Client support assistance will be available during normal business hours (business hours may be revised on an “as-needed” basis), Monday through Friday, with the exception of the following holidays:  New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.  When a holiday falls on a Saturday or Sunday, Fiserv EFT will observe the Federal Reserve holiday.

Exhibit C – 4

Performance Standards

CRITICAL PERFORMANCE STANDARDS:
Fiserv EFT
If Fiserv EFT fails to meet one of the Critical Performance or Problem Resolution Standards, it will give Central Pacific Bank a 3% credit off the following monthly invoice(s) (excludes pass-thru charges) until the standard is met.

Item	Standard
Report Availability	Reports (settlement, terminal, cardholder, network & card mgmt) available for remote printing by 6am Hawaii Standard Time 95% of the time
Problem Resolution	Refer to Problem Resolution Standards table Below
Phone Calls	Express Services and Network Control return calls on the same day
Product Installations	1) 95% installed without substantial errors 2) 95% completed by the estimated completion date 3) 95% completed for $ amt stated on bid, unless bid states “not to exceed”.
ATM Outage (Hardware)	Downtime notification calls to Central Pacific Bank or service provider within a monthly average of 5 minutes
ATM Outage (Com)	Initiate ticket to service provider within 15 minutes
Call Center	Answer average of 80% calls within 15 seconds
Switch outage and/or processor link failure notification	Notification to switch or processor for resolution within 10 minutes of the outage
Transaction Response Time	Average response time, from the time Fiserv EFT gets the transaction to the time it is sent out of EFT (to processor or network), is less than 2 seconds.
Dispute Resolution Processing
1. 98% of all cases will be reviewed for resolution within 1 business day of receipt by Fiserv EFT
2. For CB, maintain a representment rate level of no higher than 23% (representments are defined as representment volume over first chargeback volume).
3. Provide the following management information to CB by the 5th business day of the following each month end:
· 1st Chargeback Rates (total & by reason code)
· Second Chargeback Rate (total and by reason code)

Exhibit C – 4

Performance Standards

  FISERV EFT SERVICE LEVELS:
Problem Level	Description	Resolution (During normal business hours)
1	• End customer unable to complete transactions • Card status problem
Issues within Fiserv EFT’s control, Fiserv EFT will immediately and continuously work to resolution or acceptable work around and will use its best efforts to resolve within 30 minutes after being reported.

Issues reported outside of Fiserv EFT’s control, Fiserv EFT will work with the appropriate party(ies) and will immediately and continuously work to resolution or acceptable work around and will use it’s best efforts until resolved.

2	• Unable to properly perform card maintenance • Web access problem • Malfunction of VRU or after-hours service
Issues within Fiserv EFT’s control, Fiserv EFT will immediately and continuously work to resolution or acceptable work around and will use its best efforts to resolve within 1 hour after being reported.

Issues reported outside of Fiserv EFT’s control, Fiserv EFT will work with the appropriate party(ies) and will immediately and continuously work to resolution or acceptable work around and will use it’s best efforts until resolved.

3	• Report related problems • Incorrect settlement
Issues within Fiserv EFT’s control, Fiserv EFT will immediately and continuously work to resolution or acceptable work around and will use its best efforts to resolve within 2 hours after being reported.

Issues reported outside of Fiserv EFT’s control, Fiserv EFT will work with the appropriate party(ies) and will immediately and continuously work  to resolution or acceptable work around and will use it’s best efforts until resolved.

4	• Incorrect monthly invoice charges to CB if $20,000 or over	10 business days after being reported.
5	• Incorrect monthly invoice charges to CB under $20,000	10 business days after being reported.
6	• Manual posting of transactions	Fiserv EFT will provide necessary assistance to resolve.

AVAILABILITY GUARANTEE (MONTHLY AVERAGE):
Fiserv EFT
Availability Guarantee	Penalty (if guaranteed availability not met)
EFT Transaction Authorization (Tandem) Availability < 99% (except planned downtime)	5% credit off monthly invoice (excludes telecom & pass-thru charges)
Availability < 98%	Additional 5% off monthly invoice (excludes telecom & pass-thru charges) for each 1% under 98%
Availability < 90%	Additional 10% off monthly invoice (excludes telecom & pass-thru charges) for each 1% under 90%
Availability < 90% for 2 consecutive months	Central Pacific Bank can terminate without payment of Cancellation Fee.

Exhibit H
Development Services

Client agrees with Fiserv as follows:

1.  Development Services.  Fiserv will provide Client with modifications, enhancements, and customized programming services ("Development Services") and associated items for particular development projects as described in Exhibit H – n (each a "Development Project").

Fiserv agrees to provide access to Fiserv personnel as specified in a Project Requirement Definition Authorization (‘PRDA’) or similar statement of work, each a uniquely numbered, separate Development Project.  All Development Services for Development Projects shall be performed in accordance with the procedures set forth below.  Client may request Fiserv to provide additions and changes to Development Services.  Any such additions or changes shall be mutually agreed upon in writing and shall be provided at Fiserv’s then current professional service rates.  Any dates for performance are dependent upon the timely performance by each party of the tasks assigned under the project plans for such Development Services.

a)
Business Requirements.  All Development Services to be performed by Fiserv hereunder shall be based upon the Business Requirements of Client.  “Business Requirements” means the description of the Client’s business needs and the functionality required.  Client shall cooperate with Fiserv in connection with the provision of Development Services and shall provide Fiserv with all necessary information concerning its Business Requirements or other information requested by Fiserv for the performance of its obligations under the Agreement, provided that such requests are reasonable and are made in a timely manner.  Fiserv shall review and suggest revisions to such Business Requirements on a timely basis.  The parties shall mutually agree in writing on the final Business Requirements for any such project.

b)	Functional Specifications. In the event Fiserv provides Development Services, such services shall be based upon specifications created by Fiserv and approved by Client as provided below:

(i)
Fiserv shall develop Functional Specifications based on the Business Requirements List for Client's written approval.  Fiserv shall not be obligated to perform any further development work until Functional Specifications are approved in writing by Client, which approval shall not be unreasonably withheld or unduly delayed.

(ii)
Modifications, changes, enhancements, conversions, upgrades, or additions to the agreed upon work beyond those stated in Functional Specifications shall be added only upon mutual written agreement.  In the event the parties agree to add any such items, the Functional Specifications and applicable Project Plan shall automatically be modified to the extent necessary to allow for the implementation or provision of the items.

c)
Project Plan.  Fiserv and Client shall determine when the size and scope of a Development Project merits the creation of a Project Plan in addition to the Development Project. Where applicable, Fiserv shall develop a Project Plan for each Development Project based on Functional Specifications. Each such Project Plan shall contain a listing of the nature and timing of tasks for the project (including the development of an acceptance test), some of which are to be performed by Fiserv and some by Client.  Fiserv and Client shall mutually agree on the Project Plan. Fiserv and Client shall utilize commercially reasonable efforts to meet the dates set forth in the Project Plan or any replacement thereof.   Modifications and changes to the Project Plan shall be only by mutual written agreement of the parties.

d)
Acceptance Test.  Fiserv shall prepare an "Acceptance Test", to be performed by Fiserv,  for the testing of each Development Project.  Client shall prepare an "Acceptance Test", to be performed by Client, for the testing of each Development Project..

e)
Acceptance Testing.  Unless otherwise defined in the Exhibit H-n, PRDA, or similar statement of work, Client shall have 30 days from delivery of the Development Project (“Initial Development Delivery”) to perform the Acceptance Test (“Acceptance Test Period”). Each Development Project shall be deemed successfully completed by Fiserv upon the completion of the Acceptance Test Period or by live operation and use of the Development Project in Client's business for a period of 10 days, whichever occurs first. Client acknowledges a Development Project can only be adequately tested in Client’s system environment and Client agrees to reimburse Fiserv for all assistance during Client’s user testing that is not specifically provided for in the Development Project Exhibit H-n.

f)
Client agrees promptly to notify Fiserv in writing (and with reasonable particularity) upon conclusion of Acceptance Test or earlier upon discovery of any Specification Non-conformities disclosed by such testing, including any applicable supporting documentation such as screen prints, user documentation, diagrams, or other information reasonably requested by Fiserv to allow Fiserv to properly analyze the reported non-conformity. Fiserv will utilize such documentation to evaluate, prioritize, and resolve Client support issues.  Accurate and complete documentation by Client is a prerequisite of all support issues.  Failure to provide adequate supporting documentation may result in delayed resolution of a Specification Non-conformity. “Specification Non-conformity” means a failure of the modified Software to operate in substantial accordance with the Functional Specifications.  Fiserv shall correct any Specification Non-conformities disclosed by such testing or use in accordance with the severity levels outlined in Section 4 of Exhibit M.  Upon delivery of the corrected Development Project (“Corrected Development Project”) to Client, Client shall have an additional 30 days to perform the User Acceptance Test on the Corrected Development Project (“Extended Acceptance Test Period”).  Notwithstanding any Extended Acceptance Test Period for the Development Project, Special Maintenance shall, under all circumstances, begin 30 days following Initial Development Delivery to Client.

g)
Review.  Should Fiserv’s review of the reported Specification Non-conformity indicate, in Fiserv’s reasonable opinion, that the reported problem is not a Specification Non-conformity but is due to other problems including, but not limited to, input not in accordance with specifications, Client’s abuse or misuse of the Software, or by a modification or addition to the Software not performed by Fiserv, or by Client’s failure to properly maintain the Computer System or to install the required Software release as instructed by Fiserv, then,

(i)	Client agrees to reimburse Fiserv for the related costs of work performed by Fiserv in investigating the problem at Fiserv’s then current Development Service rates, and

(ii)
Fiserv, at Client’s request, shall advise Client whether Fiserv can correct or assist in resolving such problem, and the terms under which Fiserv shall undertake the same.  Upon written acceptance by Client, Fiserv shall correct or assist in resolving the problem in accordance with such terms.

2.  Development Fees.  (a) Client shall pay Fiserv fees and other charges for each Development Project in accordance with the payment terms specified in each Exhibit H – n ("Development Fees").  The daily rates quoted therein will be valid for 12 months from the effective date of a Development Project.  Thereafter, they will be subject to change by Fiserv on 1 month's notice to Client.  A higher rate may be applied for an individual whose support to Client has advanced to a new job grade or after 1 month's notice if such individual's general development warrants a job upgrade by Fiserv.

(b) Client agrees to pay the reasonable travel and living expenses of any Fiserv employees and Fiserv authorized contractors who render services at any Client site in connection with each Development Project.  All such expenses shall meet the guidelines established by the Fiserv Travel Policy, a copy of which shall be provided to the Client, except that Client shall have the right to arrange Fiserv lodging at Client’s preferred lodging location, provided that such accommodations in Fiserv’s judgment meets a reasonable standard of cleanliness, safety and proximity to the work site.  All expenses shall be itemized on invoices submitted by Fiserv.

(c) In the event Fiserv provides installation, conversion, or training services to Client for a Development Project, the scope and fees therefor shall be as specified on each Exhibit H – n.

(d) Fiserv agrees to provide and Client agrees to pay for maintenance services for the Development Project (‘Special Maintenance Fees’) when specified in the Development Project.  Fiserv reserves the right to increase the applicable Special Maintenance Fees.

(e) Fiserv reserves the right to charge Client at Fiserv's then current professional services rates for any necessary retrofitting of Development Services when releases of the Fiserv System(s) to which Development Projects relate are made generally available.

3.  Use of and Rights to Development Projects.  All information, reports, studies, object or source code, flow charts, diagrams, and other tangible or intangible material of any nature whatsoever produced by or as a result of any of Development Services and Development Projects shall be the sole and exclusive property of Fiserv or its corporate parent.  Fiserv grants to Client the right to use the results of any Development Project in accordance with the terms and conditions of the Agreement.

4. Development Project Termination.  At Client's sole option, Client may terminate any Development Project upon 15 days prior written notice to Fiserv, provided that Client agrees to pay Fiserv for all outstanding Development Fees for Development Services rendered prior to the effective date of termination.  In no event shall Fiserv be liable for refund of any Development Fees already paid by Client.

5.  Rescheduling.  If Client is unable to provide access to required facilities or personnel or is unable to meet its tasks assigned on a Project Plan in a timely manner, Fiserv will endeavor to reschedule tasks to minimize non-productive time.  All such non-productive time is chargeable to Client.  If such non-productive time is expected to be significant, Fiserv will endeavor to reassign its personnel to other suitable work.  In this event, Client will not be charged for the time personnel were reassigned.

6.  Exclusivity.  Notwithstanding anything to the contrary contained elsewhere in the Agreement, the parties acknowledge and agree that the exclusivity required by Section 15 (k) of the Agreement shall not apply with respect to the Development Services provided to Client pursuant to this Exhibit H.

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit H to the Agreement to be executed by their duly authorized representatives as of the date indicated below.

Central Pacific Bank		Fiserv Solutions, Inc.

By:	/s/ Denis K. Isono	By:	/s/ Robert Lowe
Name:	Denis K. Isono	Name:	Robert Lowe
Title:	Executive Vice President	Title:	SVP Global Finance
Date:	December 30, 2004	Date:	January 1, 2005

By:	/s/ Glenn K.C. Ching
Name:	Glenn K.C. Ching
Title:	Senior Vice President
Date:	December 30, 2004

Exhibit H - 1

Development Project

Business Requirements:

Fiserv shall provide Special Maintenance Services for the following Development Projects (originally contracted under Agreement Number 3810165 between Client and Fiserv, dated July 30, 1997 as amended through the Effective Date).

Modifications	Annual Special Maintenance Fees
PSR2809- Combine unlimited number of accounts including credit cards for related service charges	$10,348.08
PSR3246- Counties for property tax interface	$6,400.08
PSR3247- Special service transaction for cash deposited items received via proof upload	$5,986.68
PSR3264- Price requested for Hefta support via ACH processing	$3,200.64
PSR3287- Daily extract file in BA12 format	$642.72
PSR3604- Modify project B0007 to use alternate address	$229.32
PSR3609- TMK tax payment processing amendments	$582.12
PSR3804- nFront description	$2,735.28
PRDA4350- Add serial number to the FTPEXCP	$723.24
PRDA4802- Card activation layout	$1,638.00
PRDA4898- NSF/OD privilege	$13,219.56
PRDA4700(rev2)- Statement modification	$6,326.16

Fiserv will invoice and Client agrees to pay monthly in advance the Special Maintenance Fees tabled above.  Special Maintenance Services shall automatically renew annually unless Client provides notice to Fiserv ninety (90) days prior to the anniversary date of Client’s intent not to renew Special Maintenance Services on any of the Modifications tabled above.
In the six (6) months following the conversion contemplated in PRDA#CSD0120 of Exhibit Q, Client may elect to terminate Special Maintenance Services on any of the Modifications tabled above, provided Client has paid all applicable Special Maintenance Fees up to the date of termination.

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit H – 1 to be executed by their duly authorized representatives as of the date indicated below.

Central Pacific Bank		Fiserv Solutions, Inc.

By:	/s/ Denis K. Isono	By:	/s/ Robert Lowe
Name:	Denis K. Isono	Name:	Robert Lowe
Title:	Executive Vice President	Title:	SVP Global Finance
Date:	December 30, 2004	Date:	January 1, 2005

By:	/s/ Glenn K.C. Ching
Name:	Glenn K.C. Ching
Title:	Senior Vice President
Date:	December 30, 2004

Exhibit I

Implementation Services

Client agrees with Fiserv as follows:

1.  Services.  Fiserv will provide Client with the conversion, installation, and project management services ("Implementation Services") and associated items for the implementation project described in Exhibit I – n (each, an "Implementation Project").

Fiserv agrees to provide access to Fiserv personnel as specified in a Project Requirement Definition Authorization (‘PRDA’) or similar statement of work, each a uniquely numbered, separate Implementation Project. All Implementation Services for Implementation Projects shall be performed in accordance with the procedures set forth below.  Client may request Fiserv to provide additions and changes to Implementation Services.  Any such additions or changes shall be mutually agreed upon in writing and shall be  at mutually agreed upon rates.  Any dates for performance are dependent upon the timely performance by each party of the tasks assigned under the project plans for such Implementation Services.

(a)
Business Requirements.  All Implementation Services to be performed by Fiserv hereunder shall be based upon the Business Requirements of Client.  “Business Requirements” means the description of the Client’s business needs and the functionality required.  Client shall cooperate with Fiserv in connection with the provision of Implementation Services and shall provide Fiserv with all necessary information concerning its Business Requirements or other information requested by Fiserv for the performance of its obligations under the Agreement, provided that such requests are reasonable and are made in a timely manner.  Fiserv shall review and suggest revisions to such Business Requirements on a timely basis.  The parties shall mutually agree in writing on the final Business Requirements. Any customizations, modifications, enhancements to the unmodified software required to meet Client’s Business Requirements shall be provided by Fiserv in accordance with the terms and conditions specified in Exhibit H, provided that Client and Fiserv have executed a mutually agreed upon Exhibit H-n.

(b)
Project Plan.  Fiserv shall develop a Project Plan for the Implementation Project based on the Business Requirements within 15 business days after receipt of the Business Requirements.  The Project Plan shall contain a listing of the nature and timing of tasks for the Implementation Project (including the development of an acceptance test), some of which are to be performed by Fiserv and some by Client.  Client and Fiserv shall mutually agree on the initial Project Plan.  Thereafter, Client will be provided a copy of the weekly updates to the Project Plan.  Fiserv and Client shall utilize their commercially reasonable efforts to meet the dates set forth in the Project Plan.

Modifications, changes, enhancements, upgrades, or additions to the agreed upon work beyond those stated in the Project Plan shall be added only upon mutual written agreement.  In the event the parties agree to add any such items, the Project Plan shall automatically be modified to the extent necessary to allow for the implementation or provision of the items.  Any such items may result in an increase in the Implementation Fees (as defined below).

(c)
User Acceptance Test.  Fiserv shall prepare a "User Acceptance Test", to be performed by Fiserv,   for the testing of each Implementation Project.  Client shall prepare a "User Acceptance Test", to be performed by Client,   for the testing of each Implementation Project.

(d)
Acceptance Testing.  Unless otherwise defined in the Exhibit I-n, PRDA, or similar statement of work, Client shall have 30 days from delivery of the Implementation Project (“Initial Delivery”) to perform the User Acceptance Test (“Acceptance Test Period”). Each Implementation Project shall be deemed successfully completed by Fiserv upon the completion of the Acceptance Test Period or by the live operation and use of the hardware and software associated with the Implementation Services in Client's business for a period of 10 days, whichever occurs first.  Client agrees to notify Fiserv in writing (and with reasonable particularity) upon conclusion of testing or upon earlier discovery of any material Non-conformities disclosed by such testing.  Fiserv shall correct any such Non-conformities disclosed by such testing or use in accordance with the severity levels outlined in Section 4 of Exhibit M.  Upon delivery of the corrected Implementation Project (“Corrected Project”) to Client, Client shall have an additional 30 days to perform the User Acceptance Test on the Corrected Project (“Extended Acceptance Test Period”).  Notwithstanding any Extended Acceptance Test Period, Basic Maintenance Services and/or Special Maintenance, whichever applies, shall, under all circumstances, begin 30 days following Initial Delivery to Client.

(e)
Review.  Should Fiserv’s review of the reported Non-conformity indicate, in Fiserv’s reasonable opinion, that the reported problem is not a Non-conformity but is due to other problems including, but not limited to, input not in accordance with specifications, Client’s abuse or misuse of the Software, or by a modification or addition to the Software not performed by Fiserv, or by Client’s failure to properly maintain the Computer System or to install the required Software release as instructed by Fiserv, then,

(i)           Client agrees to reimburse Fiserv for the related costs or work performed by Fiserv in investigating the problem at Fiserv’s then current Implementation Service rates, and

(ii)           Fiserv, at Client’s request, shall advise Client whether Fiserv can correct or assist in resolving such problem, and the terms under which Fiserv shall undertake the same.  Upon written acceptance by Client, Fiserv shall correct or assist in resolving the problem in accordance with such terms.

2.  Implementation Fees.  (a) Client shall pay Fiserv the fees and other charges for the Implementation Project as specified in Exhibit I – n ("Implementation Fees").  The daily rates quoted therein will be valid for 12 months.  Thereafter, they will be subject to change by Fiserv on 1 month's notice to Client.  A higher rate may be applied for an individual whose support to Client has advanced to a new job grade or after one month's notice if such individual's general development warrants a job upgrade by Fiserv.

(b) Client agrees to pay the reasonable travel and living expenses of any Fiserv employees and Fiserv authorized contractors who render services at any Client site in connection with the Implementation Project.  All such expenses shall meet the guidelines established by the Fiserv Travel Policy, a copy of which shall be provided to the Client, except that the Client shall have the right to arrange Fiserv lodging at Client’s preferred lodging location, provided that such accommodations in Fiserv’s judgment meets a reasonable standard of cleanliness, safety and proximity to the work site.  All expenses shall be itemized on invoices submitted by Fiserv.

(c) Should Fiserv provide installation, conversion or training to Client for the Implementation Project, the fees therefore, if any, shall be as specified on Exhibit I – n.

(d) Client agrees to pay for all freight charges associated with shipping of hardware and software from Fiserv or Fiserv's suppliers to Client's designated storage facility.  If Client is unable to provide a secure storage facility, Client agrees to pay Fiserv a weekly storage fee specified in Exhibit I – n.

3.  Hardware and Software.  Purchase of hardware and software associated with the Implementation Services shall be in accordance with Exhibit L.  For Client's existing hardware and software, Fiserv will prepare and arrange such hardware and software for movement to Client's designated storage area.

4.  Implementation Project Termination.  At Client's sole option, Client may terminate the Implementation Project upon 30 days' prior written notice to Fiserv, provided that Client agrees to pay Fiserv for any Implementation Fees for Implementation Services rendered prior to the effective date of termination.  In no event shall Fiserv be liable for refund of any Implementation Fees already paid by Client.

5.  Rescheduling.  If Client is unable to provide access to required facilities or personnel or is unable to meet its tasks assigned on a Project Plan in a timely manner, Fiserv will endeavor to reschedule tasks to minimize non-productive time.  All such non-productive time is chargeable to Client.  If such non-productive time is expected to be significant, Fiserv will endeavor to reassign its personnel to other suitable work.  In this event, Client will not be charged for the time personnel were reassigned.

6.  Support.  Unless otherwise defined in the Exhibit I-n, PRDA, or similar statement of work, Fiserv will provide reasonable support related to Implementation Services for 90 days after Fiserv completes the Implementation Project as specified in the Project Plan.

7.  Warranties.  Fiserv represents and warrants that the Implementation Services provided hereunder will be free from defects in material and workmanship at the time of installation.  .

8.  Exclusivity.  Notwithstanding anything to the contrary contained elsewhere in the Agreement, the parties acknowledge and agree that the exclusivity required by Section 15 (k) of the Agreement shall not apply with respect to the Implementation Services provided to Client pursuant to this Exhibit I.

Exhibit I – n

Implementation Project

Project Requirement Definition Authorization (PRDA)
Business Requirements
Project Type:  Implementation Project
Client: Central Pacific Bank
Client ID#:   CPBHI                                                                    Project ID:   PRDA ##                                              Prepared by:

SAMPLE  FORMAT

Definitions:
•	.

Business Requirements:
TBD

Scope of Services to be performed by Fiserv:
TBD

Constraints:
TBD

Assumptions:
TBD

Exclusions:
TBD

Client Responsibilities:
TBD

Implementation Service Fees:
TBD

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit I to be executed by their duly authorized representatives as of the date indicated below.

Central Pacific Bank		Fiserv Solutions, Inc.

By:	/s/ Denis K. Isono	By:	/s/ Robert Lowe
Name:	Denis K. Isono	Name:	Robert Lowe
Title:	Executive Vice President	Title:	SVP Global Finance
Date:	December 30, 2004	Date:	January 1, 2005

By:	/s/ Glenn K.C. Ching
Name:	Glenn K.C. Ching
Title:	Senior Vice President
Date:	December 30, 2004

Exhibit L

Material Purchased Through Fiserv

Client agrees to purchase, and Fiserv agrees to sell, hardware and software licenses on the terms and subject to the conditions set forth below:

1.  Equipment.  Hardware and software licenses being purchased through Fiserv are described in each Exhibit L – n ("Material").  Client understands that Fiserv is acting as an independent sales organization representing each manufacturer or supplier (each, a "Supplier") identified in each Exhibit L – n.

2.  Payment.  Client shall pay Fiserv 50% of the total price for Material specified in each Exhibit L – n upon execution of such Exhibit and 50% upon delivery of Material to the site or sites designated by Client on each Exhibit L – n (collectively, "Installation Site").  Client shall be responsible for all freight charges associated with shipment of Material from Supplier or Fiserv, as the case may be, to the Installation Site.  In the event of any price increase by a Supplier, Fiserv shall accordingly increase the prices for Material.

3.  Fiserv Obligations.  Client also understands and agrees that the ability of Fiserv to obtain Material may be subject to availability and delays due to causes beyond Fiserv's control.  Fiserv shall promptly place any orders submitted under this Exhibit with each Supplier and shall, at Client's direction, request expedited delivery whenever available.

4.  Insurance.  Client shall be responsible for appropriate property insurance for all equipment, whether Client-owned or Fiserv-owned, within Client's premises.

5.  Delivery and Installation.  (a) Delivery.  On Client's behalf, Fiserv shall arrange for delivery of Material to the Installation Site on or about the date requested by Client ("Delivery Date").  In the absence of shipping instructions, Fiserv shall select a common carrier on Client's behalf.

(b) Installation.  Fiserv shall arrange for the installation of the items of Material in consideration of the Installation Fees listed on each Exhibit L – n.  Client shall not perform any installation activities without Fiserv's written consent.  Fiserv or its designee shall have full and free access to Material and the Installation Site until installation is completed.  If a suitable installation environment is not provided by Client, then Fiserv shall be required to perform only as many normal installation procedures as it deems to be practicable within the available facilities.  Installation of Material will take place during normal Fiserv business hours, Monday through Friday, exclusive of Fiserv holidays, unless otherwise agreed by Fiserv.

(c) Installation Environment.  Client shall provide a suitable installation environment for Material as specified by Fiserv or its agents and any and all other specifications provided to Client by Supplier or Fiserv.  Unless Fiserv agrees to so provide, Client shall also be responsible for (i) furnishing all labor required for unpacking and placing Material in the desired location for installation; and (ii) physical planning including, but not limited to, floor planning, cable requirements, and safety requirements in accordance with the installation manual and any and all applicable building, electrical, or other codes, regulations, and requirements.  All such physical planning shall be completed on or before the Delivery Date

5.  Shipment and Risk of Loss.  All prices shown on each Exhibit L – n are F.O.B. Supplier's plant.  All transportation, rigging, drayage, insurance, and other costs of delivery of Material to the Installation Site shall be paid by Client.  Risk of loss shall pass to Client upon shipment.

6.  Title to Equipment.  Title to all hardware items comprising Material shall remain with Supplier or Fiserv, as the case may be, until all payments therefor are made by Client and, until such time, Client agrees that it shall not sell, transfer, pledge, or otherwise dispose of such items without Fiserv's prior written consent.

7.  Security Interest.  Client grants Fiserv a security interest in each component part of Equipment and the proceeds thereof until the purchase price due Fiserv is paid in full.  Client shall execute any instruments or documents Fiserv deems appropriate to protect the security interest and, in any event, this Exhibit shall constitute a financing agreement within the meaning of Article 9 of the Uniform Commercial Code and a copy of this Exhibit may be filed at any time after signature by Fiserv as a financing statement for that purpose.  Fiserv shall endeavor to notify Client of such filing within 10 days thereof  In the event of default in payment or other breach by Client, Fiserv shall have all rights and remedies of a secured creditor upon default as provided by applicable law.  Fiserv shall, at its sole expense, file releases for any financing statements recorded pursuant to this Exhibit promptly upon receipt of final payment, and upon request by Client, shall promptly provide Client with a file-stamped copy of any such release.

8.  Acceptance.  Equipment shall be deemed to have been accepted when it has passed either Fiserv's or Supplier's standard post-installation test procedures at the Installation Site.

9.  Warranties.  Fiserv warrants that Client will acquire good and clear title to all hardware items comprising Material free and clear of all liens and encumbrances.  Fiserv hereby assigns to Client all warranties Supplier has granted to Fiserv with respect to Material as set forth on each Exhibit L – n.  Client hereby agrees to all of the terms and conditions applicable to those warranties and acknowledges that:

(i) neither Supplier nor Fiserv warrants that use of Material will be uninterrupted or error free; and

(ii) Supplier's warranties, and the assignment of such warranties by Fiserv to Client, shall not impose any liability on Fiserv due to the services or assistance provided to Client by Fiserv with respect thereto.

10.  Exclusivity.  Notwithstanding anything to the contrary contained elsewhere in the Agreement, the parties acknowledge and agree that the exclusivity required by Section 15 (k) of the Agreement shall not apply with respect to the Material purchased through Fiserv and provided to Client pursuant to this Exhibit L.

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit L to be executed by their duly authorized representatives as of the date indicated below.

Central Pacific Bank		Fiserv Solutions, Inc.

By:	/s/ Denis K. Isono	By:	/s/ Robert Lowe
Name:	Denis K. Isono	Name:	Robert Lowe
Title:	Executive Vice President	Title:	SVP Global Finance
Date:	December 30, 2004	Date:	January 1, 2005

By:	/s/ Glenn K.C. Ching
Name:	Glenn K.C. Ching
Title:	Senior Vice President
Date:	December 30, 2004

Exhibit L – 1
Material, Supplier, and Prices
Third Party Hardware/Software: Total Third Party Hardware/Software:

Upgrade:  eServer iSeries Model 820/2395/1523 to i5 Model 520/8593/7453
8,192MB Main Storage with 878.9GB (773.4GB) Disk Storage
Disk Storage Protection: Raid-5
IBM Operating System and Utilities: V5R3
Configuration #CPBHI079

$214,645.00

Installation Site:	222 North School Street Honolulu, Hawaii 96817

Summary of Charges this Exhibit:
Third Party Hardware/Software Less Valued Client Discount Total Third Party Hardware/Software Previously paid under former License and Service Agreement #3810165 Addendum 9 Total Due this Exhibit	$ 214,645.00 ($ 25,757.00) $ 188,888.00 ($ 188,888.00) -0-

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit L – 1 to the Agreement to be executed by their duly authorized representatives as of the date indicated below.

Central Pacific Bank		Fiserv Solutions, Inc.

By:	/s/ Denis K. Isono	By:	/s/ Robert Lowe
Name:	Denis K. Isono	Name:	Robert Lowe
Title:	Executive Vice President	Title:	SVP Global Finance
Date:	December 30, 2004	Date:	January 1, 2005

By:	/s/ Glenn K.C. Ching
Name:	Glenn K.C. Ching
Title:	Senior Vice President
Date:	December 30, 2004

Exhibit M
Software Products

WHEREAS, Fiserv is the licensor of Software (as defined below), and

WHEREAS, Client wishes to install and Use (as hereinafter defined) Software in Client's premises.

NOW, THEREFORE, the parties hereto agree as follows:

1.           Definition of Terms

1.1	‘Accounts’ means the total number of individually designated accounts processed by the Software.

1.2	'Basic Maintenance Services' means maintenance services as described in Section 4 of this Exhibit. Basic Maintenance Services are available only with respect to the current release of Software.

1.3
‘Computer System’ means that dedicated computer machinery and manufacturer-supplied equipment and software identified on each Exhibit M – n.  Client shall have sole responsibility to own or lease, unpack, plan, install, test, and maintain the equipment according to any and all applicable building or electrical codes, regulations or requirements, as well as the manufacturer and Fiserv recommendations.

1.4	'Documentation' means the Software documentation specified on each Exhibit M – n.

1.5
'Enhancements' means modifications made to Software that add program features or functions not originally within the Software and that are provided upon payment of additional License Fees.  Fiserv reserves the right to determine which changes are Upgrades or separately priced Enhancements.

1.6	‘Level One Non-Conformity’ means a major non-conformity which renders the Software inoperative.

1.7
‘Level Two Non-Conformity’ means any non-conformity which significantly degrades the performance of the Software or which affects regulatory compliance, including, but not limited to, the calculation of interest, fees and balances, and errors affecting the accuracy of customer statements.

1.8	‘Level Three Non-Conformity’ means a non-conformity which has a significant impact on the Client’s ability to perform its normal business functions and for which no circumvent procedure is available.

1.9
‘Level Four Non-Conformity’ means a non-conformity which negatively impacts the ability of the Client to perform its normal business functions but for which there is a relatively cost effective circumvent procedure available.

1.10	‘Level Five Non-Conformity’ means a non-conformity which does not fit into any of the above categories.

1.11	'Location' means only the premises identified on each Exhibit M – n.

1.12	'Maintenance Fee' means the annual fee specified in each Exhibit M – n for Basic Maintenance Services.

1.13	‘Non-conformity' means a failure of Software to perform in substantial accordance with the functions described in the Documentation.

1.14
'Operational Support' means optional Fiserv services available, at Client request, to support Client's Software operation.  Operational Support shall only be available if Client is receiving Maintenance Services.

1.15	'Professional Service Fees' means fees specified in each Exhibit M – n for professional services provided by Fiserv.

1.16
'Software' means the standard, unmodified computer programs in object code, unless otherwise specified on each Exhibit M – n, together with one set of Fiserv standard documentation.  Software does not include separate, independent, and stand-alone modules or subsystems that Client has developed and maintained without Fiserv's assistance.

1.17	'Software System' means the Software and Third Party Software.

1.18	'Special Maintenance Services' means any other maintenance services as specified in Exhibit M – n.

1.19	'Third Party' means any party other than Fiserv, Client, and their respective employees, agents, and subcontractors.

1.20	'Third Party Software' means software provided by Fiserv that is owned or licensed by Third Parties, where applicable, as identified on Exhibit M – n.

1.21
'Total License Fee' means the total sum specified in each Exhibit M – n for the Software.  Any fees for modifications, enhancements, upgrades, or additions to Software are excluded from this Exhibit unless otherwise specified.

1.22
'Upgrades' means changes made to maintain compatibility with new system software releases or to improve previously existing features and operations within Software.  This primarily includes Software program fixes.

1.23
'Use' means copying or loading any portion of Software from storage units or media into any equipment for the processing of data by Software, or the operation of any procedure or machine instruction utilizing any portion of either the computer program or instructional material supplied with Software at the Location.  Use is limited to type of operations described in Documentation solely to process Client's own work and that of Client’s majority-owned financial institutions (“Client Affiliate”).  Client shall notify Fiserv in writing, via notification pursuant to Section 15(f) of the Agreement or as otherwise required by Exhibit M – n, of its intent to process for a Client Affiliate prior to beginning such processing.  Use specifically excludes any service bureau or time-share services to Third Parties without prior written consent by Fiserv and payment by Client of additional fees in accordance with mutually agreed terms.

2.           License

2.1
Fiserv agrees to furnish Software to Client and does hereby grant to Client a non-exclusive, nontransferable License to Use the Software at the Location on the designated Computer System (i) to process the designated number of accounts; or (ii) by the maximum number of users; as specified in each Exhibit M – n.

2.2
Client may change the Location in the event Client transfers its data processing to a new location within the same country.  Client will provide Fiserv with 15 days advance notice of any proposed transfer of operations.  Assistance by Fiserv related to the transfer shall be chargeable at Fiserv's then current professional service rates.  Client shall reimburse Fiserv for any out-of-pocket expenses.

2.3
Fiserv prohibits the copying of any portions of the Software System except that Client may copy reasonable quantities of any standard end user documentation; and may copy machine language code, in whole or in part, in reasonable quantities, in printed or electronic form, for use by Client at the Location for archive, testing and training in a non-production environment, back-up, or emergency restart purposes, or to replace copy made on defective media.  The original, and any copies of Software, or any part thereof, shall be Fiserv's property.

2.4.
Client shall maintain any such copies and the original at the Location and one Client archive site in the same country as the Location.  Client may transport or transmit a copy of Software from the Location or the Archive Site to another location in the same country as the Location for back-up use when required by Computer System malfunction, provided that the copy or original is destroyed or returned to the Location or Archive Site when the malfunction is corrected.  Client shall reproduce and include Fiserv's copyright and other proprietary notices on all Software System copies made, in whole or in part, in any form.

2.5	Client shall not decompile, disassemble, or otherwise reverse engineer the Software System.

2.6	Third Party Software is provided to Client under the following supplemental terms:

(i)	Use of Third Party Software shall be restricted to use as part of the Software System.
(ii)	Third Party Software owners shall not be liable for any damages, whether direct, indirect, incidental, or consequential arising from the use of Third Party Software.
(iii)	Publication of benchmark tests of Third Party Software is permitted only in a writing signed by an authorized officer of Fiserv and the Third Party Software owner.
(iv)	Third Party Software owners are hereby designated as third party beneficiaries of this Exhibit as it relates to their software.
(v)
Third Party Software is not specifically developed, or licensed for use in any nuclear, aviation, mass transit, or medical application or in any inherently dangerous applications.  Third Party Software owners and Fiserv shall not be liable for any claims or damages arising from such use if Client uses the Software System for such applications.

2.7
Client shall obtain and maintain at its own expense such data processing and communications equipment and supplies as may be necessary or appropriate to facilitate the proper use of the Software System.

2.8
Client shall permit Fiserv to audit Client’s Use of the Software to determine that the provisions of this Agreement are being faithfully performed.  Where reasonably practicable, Client shall permit Fiserv to perform such audits through the use of automated monitoring systems, system generated reports, or other auditing methods.  If audit is required to be performed at Client’s location, Fiserv will provide reasonable advance written notice.  Fiserv shall use commercially reasonable efforts to perform such audits in a manner that is not disruptive to Client’s business during normal business hours.  If the audit confirms that Client is (i) processing greater than the designated number of Accounts; or (ii) has more than the maximum number of users; Fiserv will invoice Client for the additional amount of fees owed per the terms of this Agreement.

3.           Professional Services

3.1
Should Fiserv provide Client with Implementation Services related to Software, such services will be provided in accordance with the terms and conditions set forth in Exhibit I.  Modifications to the Software shall be provided as Development Services subject to and in accordance with Exhibit H. All other Professional Services shall be provided to Client subject to and in accordance with Exhibit Q.  Fees for all services provided in accordance with this Section 3.1 shall be as set forth in applicable Exhibit(s).

3.2
Operational Support.  If requested by Client and if applicable, and subject to a mutually agreed upon implementation, Fiserv agrees to provide Operational Support. Such services shall be provided to Client subject to and in accordance with the terms and conditions set forth in Exhibit Q.  Fees for all services provided in accordance with this Section 3.2 shall be as set forth in applicable Exhibit(s).

4.           Basic Maintenance Services Terms

4.1	Fiserv will provide the following maintenance services to Client:

(i)
Up to 10 hours per month for telephone support during normal business hours for reasonable operator support.  For telephone support over 10 hours or not during normal business hours, Client will be charged Fiserv's then standard professional service rates.

(ii)	On-site support, when requested by Client, will be provided at Fiserv's then standard professional service rates. (iii) Software Upgrades will be provided to Client.
(iv)	Training for updates may be offered to Client at Fiserv's standard professional service rates.
(v)	If maintenance services are conducted at the Location or other Client site, Client agrees to reimburse Fiserv for its reasonable travel and out-of-pocket expenses.

4.2	The term for Basic Maintenance Services shall be specified in each Exhibit M-n.

4.3	Fiserv may utilize remote diagnostic software and dial-up telephone lines in providing these services.

4.4
Client shall cooperate and assist Fiserv to expedite resolution of all Non-conformities. Client agrees to properly document all Non-conformities (with reasonable particularity) using Fiserv’s then current service request form upon discovery of the Non-conformity, and to provide adequate supporting documentation, such as screen prints, user documentation, diagrams, or other information reasonably requested by Fiserv to allow Fiserv to properly analyze the reported Non-conformity. Fiserv will utilize such documentation to evaluate, prioritize, and resolve Client support issues.  Accurate and complete documentation by Client is a prerequisite of all support issues.  Failure to provide adequate supporting documentation may result in delayed resolution of a Non-conformity.

4.5
Level One Non-conformity.  Fiserv shall acknowledge receipt of the Level One Non-conformity report within one hour of Client's notice to Fiserv.  Fiserv and Client shall promptly assign such technical personnel as are necessary to identify, isolate, and reconstruct any reported Level One Non-conformity and, provided that such Non-conformity is capable of reconstruction and is due to a defect in the Software, Fiserv and Client shall utilize commercially reasonable efforts to correct or utilize a circumvent procedure to restore system operation within twenty-four (24) hours of Fiserv’s receipt of notification of the Non-conformity or before the next occurrence of the Non-conformity.   Subject to Section 4.10 below, Fiserv shall provide such services to Client free of any additional fees and charges, including but not limited to any reimbursement for travel of Fiserv technical personnel incurred during the resolution of the Level One Non-conformity.

4.6
Level Two Non-conformity.  Fiserv shall acknowledge receipt of the Level Two Non-conformity report within three hours of Client's notice to Fiserv.  Fiserv and Client shall use commercially reasonable efforts to provide a correction or adopt a circumvent procedure, whichever is most reasonable, with respect to a Level Two Non-Conformity within (48) forty-eight hours of its receipt of the Level Two Non-Conformity report.

4.7
Level Three Non-Conformity.  Fiserv and Client shall use commercially reasonable efforts to provide a correction or adopt a circumvent procedure, whichever is most reasonable, with respect to a Level Three Non-Conformity within (5) five business days of its receipt of the Level Three Non-Conformity report.

4.8
Level Four Non-Conformity.  Fiserv and Client shall use commercially reasonable efforts to provide a correction or adopt a circumvent procedure, whichever is most reasonable, with respect to a Level Four Non-Conformity within (5) business days of its receipt of the Non-conformity or the next occurrence of the issue.  If a circumvent procedure has been adopted, Fiserv may deliver a software coded correction to the Level Four Non-Conformity with the next scheduled base release of the Software that is still open for development changes at the time of the notice of the Level Four Non-Conformity.

4.9
Level Five Non-Conformity.  Fiserv shall use commercially reasonable efforts to correct a Level Five Non-Conformity with the next Software Release open for development at the time of the notice of the Level Five Non-Conformity.

4.10
Should Fiserv's review of the Non-conformity indicate, in Fiserv's reasonable opinion, that the reported problem is not a Software defect but is due to other problems including, but not limited to, input not in accordance with specifications, Client's abuse or misuse of the Software System, or by a modification or addition to the Software System not performed by Fiserv, or by Client's failure to properly maintain the Computer System or to install the required system software release as instructed by Fiserv, then:

(i)	Client agrees to reimburse Fiserv for the related costs of work performed by Fiserv in investigating the problem at Fiserv's then standard professional service rates, and
(ii)
Fiserv, at Client's request, shall advise Client whether Fiserv can correct or assist in resolving such problem, and the terms under which Fiserv shall undertake the same.  Upon written acceptance by Client, Fiserv shall correct or assist in resolving the problem in accordance with such terms.

4.11
The Maintenance Fees specified in each Exhibit M-n are subject to annual increases on the anniversary date of the Agreement. Unless specified otherwise in each Exhibit M-n, the annual increases shall be limited to the greater of 3% or the change in the U.S. Department of Labor, Consumer Price Index (CPI) for the Urban Wage Earners and Clerical Workers, All Cities, (1982 = 100) for the 12 month period preceding the anniversary date. Maintenance Fees shall also be subject to reasonable increase following delivery of new release(s) of, or modifications or additions to the Software or changes in the numbers of accounts processed, user seats, or other fee determinant factors.

4.12
Network-related problems are not covered under Fiserv's Basic Maintenance Service.  In the event Fiserv does provide such service, Client agrees to pay Fiserv's then standard professional service rates.

4.13	Maintenance services in addition to those specified in this Section may be made available at Fiserv's then standard professional service rates on a mutually agreed schedule.

5.           Equipment Terms

5.1
Client agrees to purchase, and Fiserv agrees to sell, the Computer System described in Exhibit M - n in accordance with the terms specified in Exhibit L.  Fiserv shall arrange for installation of the Computer System in consideration of the Installation Fees listed on Exhibit M - n.

5.2
Unless the parties agree otherwise in writing, Fiserv shall not be responsible for the provision of any maintenance or repairs to the Computer System or of any parts or replacements for the Computer System.

6.           Performance

6.1
Client shall give Fiserv full access to the Location, the Software System, and the Computer System to enable Fiserv to provide Services and shall make available information, facilities, and services reasonably required by Fiserv for the performance of its obligations hereunder.

6.2	Work in determining the nature of any problem or in making corrections, amendments, or additions to the Software System may be carried out at Fiserv's site or the Location, at Fiserv's option.

6.3
Client agrees to maintain the Computer System, Software, and Third Party Software in accordance with Fiserv's then current specified minimum configuration during the term hereof, or contract with Fiserv to so provide.

7.           Warranties

7.1
Fiserv warrants that the Software will perform the functions specified in the Documentation.  Fiserv will promptly provide replacements or corrections to any part of the Software that does not so perform where such failure is material, provided that Fiserv is notified in writing.  This warranty shall not apply if the problem is caused by unauthorized modification to the Software System, use of the Software in combination with non-Fiserv provided software, or by incorrect Use.  Client acknowledges that the Software System is designed to operate on the Computer System and that the warranties given by Fiserv are conditional upon the procurement and maintenance by Client of the Computer System in accordance with the then current specified configuration.

7.2	Fiserv warrants that it has the right to License the Use of Software and has not knowingly

(i)	infringed a patent, copyright, or other proprietary right, or
(ii)	misappropriated a trade secret of a Third Person enforceable in the Location.

8.           Indemnity

8.1
Fiserv shall indemnify Client and hold it harmless against any claim or action alleging Use of Software infringes a patent, copyright, or other proprietary right of a Third Party enforceable in the Location.  Client agrees to notify Fiserv promptly in writing of any such claim and grants Fiserv sole right to control the defense and disposition of such claim.  Subject to Section 9 of the Agreement, Fiserv shall reimburse the Client for reasonable direct expenses incurred as a result of any such claim.

8.2
If, as a result of such claim, Fiserv or Client is permanently enjoined from using Software by a final, non-appealable decree, Fiserv, at its sole option and expense, may (i) procure for Client the right to continue to use Software or (ii) provide a replacement or modification for Software so as to settle such claim.  If Software modification or replacement is not reasonably practical in Fiserv's sole opinion, Fiserv shall discontinue and terminate this License upon written notice to Client and shall refund to Client the Total License Fees paid to Fiserv for the affected Software.  In making this determination, Fiserv will give due consideration to all factors, including financial expense.

8.3
The foregoing states Fiserv's entire liability for the infringement of any copyrights, patents, or other proprietary rights by Software or any part thereof, and Client hereby expressly waives any other liabilities on the part of Fiserv arising therefrom.

8.4	Fiserv shall have no liability for any claim based upon

(i)	Use of any part of Software in combination with materials or software not provided by Fiserv; or
(ii)	modifications made by Client or any Third Party.

9.           Title

9.1
Nothing in this Exhibit shall convey to Client any title to or any rights in Software, including but not limited to all proprietary rights or ownership of any modifications.  Client's sole right in relation to Software or any modifications is Use of the same in accordance with the terms and conditions hereof.

9.2
The Software System and all modifications, enhancements, or upgrades made thereto, and all patents, copyrights, or other proprietary rights related to each of the above are the sole and exclusive property of Fiserv or its suppliers, whether made by Fiserv, Client, or any of their employees or agents.  Client shall execute documents reasonably required by Fiserv to perfect such rights.

9.3
All information, reports, studies, object or source code, flow charts, diagrams, and other tangible or intangible material of any nature whatsoever produced by or as a result of any of the services performed hereunder by Fiserv or jointly with Client, shall be the sole and exclusive property of Fiserv or its corporate parent.  Client shall be entitled to Use all such work product produced by Fiserv in accordance with the terms and conditions hereof.

10.           Termination

10.1
The termination of this Agreement shall automatically, and without further action by Fiserv, terminate and extinguish the License, and all rights in and to the Software System shall automatically revert irrevocably to Fiserv.  Fiserv shall have the right to take immediate possession of the Software System and all copies thereof wherever located without further notice or demand.

10.2
If Client violates any of the Non-Assignment, License, or Use provisions of this Exhibit, or confidentiality provisions of the Agreement as relates to Software, and fails to remedy any such breach within 5 days of notice thereof from Fiserv, Fiserv may terminate this Exhibit without further notice.

11.           Non-Assignment

11.1
In the event of the sale of 50% or more of Client's common stock, or the sale of all or substantially all of Client's assets, or in the event of any merger in which Client is not the surviving organization, Client may transfer this Exhibit upon Fiserv's prior written consent (which consent shall not be unreasonably withheld) and upon payment of a mutually agreed to additional license fee for such transfer.  Notwithstanding the foregoing, no additional license fee shall be required in the event that, following any such permitted transfer of this Exhibit, the software and services provided hereunder shall continue to be used solely by Client (as that entity existed immediately preceding the acquisition) for the limited purpose of supporting its normal business operations (as determined by the business operations of Client immediately preceding the acquisition) in strict accordance with the terms of the Agreement, including this Exhibit M, and provided that both Client and the acquiring entity agree in writing to be bound by and to fully and faithfully comply with the terms and conditions of the Agreement, including this Exhibit M (or, in the case of Client, reaffirm such obligations), and to the foregoing limitation on use.  If at any time Fiserv, in its sole and reasonable discretion, determines that software and/or services are being utilized (i) by, or for the benefit of any party other than Client (as that entity existed immediately preceding the acquisition), (ii) for business operations of Client other than those as they existed immediately preceding the acquisition, or (iii) otherwise in breach of the Agreement, then Fiserv, in addition to any other rights and remedies which may be available to Fiserv pursuant to the Agreement or otherwise,  reserves the right to require the payment by Client and/or the acquiring entity of additional license fees.  Client agrees that, if requested by Fiserv, Client shall reimburse Fiserv for reasonable administrative costs incurred in connection with any transfer hereunder, which administrative fees shall not exceed $5,000.

11.2
If the organization acquiring Client's common stock, assets, or surviving a merger is an organization deriving more than 5% of its gross revenues from providing service bureau, time share, computer software consulting services, computer software licensing, or computer hardware sales, Fiserv shall be under no obligation to consent to such transfer.

12.           Exclusivity

12.1
Notwithstanding anything to the contrary contained elsewhere in the Agreement, the parties acknowledge and agree that Section 15(k) of the Agreement shall not apply with respect to this Exhibit M and, instead, the parties expressly agree to be bound by the following:

Exclusivity.  Client agrees that Fiserv shall be the sole and exclusive provider of the services that are the subject matter of this Exhibit M.  For purposes of the foregoing, the term "Client" shall include Client affiliates.  During the term of this Agreement, Client agrees not to enter into an agreement with any other entity to provide these services (or similar services) without Fiserv's prior written consent.  If Client is acquired by another entity, the exclusivity provided to Fiserv hereunder shall apply with respect to the level or volume of these services provided immediately prior to the signing of the definitive acquisition agreement relating to such acquisition and shall continue with respect to the level or volume of these services until any termination or expiration of this Agreement.  If Client acquires another entity (“Client Acquired Entity”), the exclusivity provided to Fiserv hereunder shall take effect with respect to such Client Acquired Entity as soon as practicable after termination of such Client Acquired Entity’s previously existing arrangement for these services.  However, Client may request, in writing to Fiserv (setting forth the basis upon which such request is made) given not more than 30 days following the acquisition of a Client Acquired Entity, that the obligations set forth in the preceding sentence be waived with respect to that particular Client Acquired Entity (“Exception Request”).  Upon receipt by Fiserv of any such Exception Request, Fiserv shall, in good faith, 1) consider such Exception Request, 2) engage in discussions with Client as to such Exception Request and 3) make a determination as to whether or not the exclusivity obligations required by this Agreement shall be waived with respect to the particular Client Acquired Entity specified in the Exception Request.  Fiserv reserves the right to condition the granting of any such Exception Request, in whole or in part, upon the acceptance by Client of such terms and conditions as Fiserv, in its sole discretion, deems appropriate (“Conditions”).  No waiver granted by Fiserv hereunder shall be binding upon Fiserv unless and until the same has been reduced to writing (which writing shall include any Conditions and shall specifically reference this Exhibit M and the Exception Request being granted) and signed by both Fiserv and Client.  Any decision rendered by Fiserv in accordance with this Section shall be final and binding upon the parties.  The granting or approval by Fiserv of any Exception Request shall not be deemed or otherwise construed to render unnecessary Fiserv’s approval to or of any subsequent Exception Request.

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit M to the Agreement to be executed by their duly authorized representatives as of the date indicated below.

Central Pacific Bank		Fiserv Solutions, Inc.

By:	/s/ Denis K. Isono	By:	/s/ Robert Lowe
Name:	Denis K. Isono	Name:	Robert Lowe
Title:	Executive Vice President	Title:	SVP Global Finance
Date:	December 30, 2004	Date:	January 1, 2005

By:	/s/ Glenn K.C. Ching
Name:	Glenn K.C. Ching
Title:	Senior Vice President
Date:	December 30, 2004

Exhibit M –1

Comprehensive Banking System (CBS)

SOFTWARE LICENSE:

CBS Enterprise Banking Solution Modules
A.  CBS Core Applications[1]:
CBS Common File Subsystem
CBS Customer Information File Subsystem
CBS General Ledger Subsystem
CBS Universal Loans Subsystem
CBS Financial Transaction Management Subsystem
CBS Time Subsystem
CBS Transaction Subsystem
CBS ACH Origination
CBS Account Reconciliation
CBS Safe Deposit
CBS Chargeback Subsystem
CBS FHLMC & FNMA Reporting

CBS Reserve Reallocation
CBS Auditor’s Loan Extract

B.  Electronic Delivery Management:
CBS ATM Card Management Module
CBS Transaction Authorization Module

C.  Other CBS Software Applications:
CBS Loan Collection System (BCAS)
CBS Branch Delivery Account Sales and Teller[2]

D.  Standard Interfaces
ATM Network Switch Interface (MAC and Fiserv EFT)
Host Teller and Application Interface
IPS Sendero Asset / Liability Interface
IPS Sendero Budget and Planning Interface
IPS Sendero Customer Profitability Interface
ImageSoft Nautilus Match Item Control Interface
Thomson Financial OFAC Interface [3]
Voice Response Interface

E.  Complementary Product Applications:
IPS Customer Profitability for Windows
IPS Product Profitability upgrade to Windows/Level III
IPS Organizational Profitability Upgrade to Windows/Level III
IPS Accounts Payable with ACH for Windows
IPS Accounts Payable Create-a-Check
IPS Fixed Assets for Windows
IPS Executive Insight -  Network

1 Fiserv will provide Source Code for CBS Core Applications.
2 Fiserv may discontinue Maintenance Services for CBS Branch Delivery (Account Sales and Teller) prior to the expiration of the Agreement by providing Client with not less than twelve (12) months written notice.
3The Thomson Financial OFAC Interface is designed and intended to be used with the Thomson Financial Publishing AS/400 FACFilterTM product.

Exhibit M –1

Comprehensive Banking System (CBS)

SOFTWARE LICENSE:

Documentation	Comprehensive Banking System CD-Rom
Computer System	As per Exhibit L – 1
Third Party Software	TBD Third Party Software shall be provided by Fiserv in accordance with the Terms and Conditions of Exhibit L, provided Client and Fiserv have executed a related Exhibit L-n
Location	222 North School Street, Honolulu, Hawaii 96817
Archive Site	TBD

Exhibit M –1

Comprehensive Banking System (CBS)

Software License Fees:
Initial license fees to process up to 425,000 Accounts in the software system
A. CBS Core Application License Fees:
Account Tier:
     Initial 200,000 Accounts
     200,001 – 275,000
     275,001 – 350,000
     350,001 – 425,000
CBS Auditor’s Loan Extract

B. Electronic Delivery Management License Fees:
CBS ATM Card Management and  Transaction Authorization Modules

C. Other CBS Software Application License Fees:
CBS Loan Collection System (BCAS)
CBS Branch Delivery- 220  Combined  Account Sales & Teller workstations
CBS Branch Delivery- 170 additional Combined Account Sales and Teller workstations

D. Standard Interface License Fees:
ATM Network Switch Interface
       - MAC
       - Fiserv EFT
Host Teller and Application Interface
IPS Sendero:
       - Asset / Liability Interface
       - Customer Profitability Interface
       - Budget and Planning Interface
ImageSoft Nautilus Match Item Control Interface
Thomson Financial OFAC Interface
Voice Response Interface

E. Complementary Product License Fees:
IPS Customer Profitability for Windows
IPS Product Profitability upgrade to Windows/Level III
IPS Organizational Profitability Upgrade to Windows/Level III
IPS Accounts Payable with ACH for Windows
IPS Accounts Payable Create-a-Check
IPS Fixed Assets for Windows
IPS Executive Insight -  Network
Check Free VRU TouchTone Banking Interface

Subtotal License Fees

$  275,000.00
$    97,750.00
$    97,750.00
$    97,750.00  (Waived)
$      3,500.00

$     50,000.00

$     20,000.00
$   368,300.00
$   266,050.00 (Waived)

$     75,000.00
$     50,000.00 (Waived)
$     60,000.00
$       8,800.00

$     10,000.00
$       2,500.00
$   117,010.00

$     39,500.00
$     23,500.00
$     23,500.00
$       4,600.00
$       1,000.00
$       3,750.00
$     39,500.00
$     17,500.00

$ 1,752,260.00

Exhibit M –1

Comprehensive Banking System (CBS)

Software License Fees (continued)
Initial license fees to process up to 425,000 Accounts in the Software System

Less: Discounts Awarded under former License and Service
Agreement #380165

Less: License Fees waived under this Exhibit

Total License Fees

Less: License Fees previously Paid under former License and Service Agreement #3810165

License Fees Added this Exhibit

	($ 242,016.00) ($ 413,800.00) $ 1,096,444.00 ($ 900,944.00) $ 195,500.00
License Fee Payment Timetable		Amount Payable
	100% due upon execution of this Exhibit	$195,500.00
	Total Amount Due	$195,500.00
Each additional increment of 75,000 Accounts for CBS Core Applications[4]	Additional $ 97,750.00 ea.
Maximum Accounts Licensed or processed	Core Applications	425,000
User/Seat Limitations	Branch Delivery Combined Account Sales and Teller workstations	390

4 Incremental Account Fees do not include additional License and Maintenance Fees for additional Accounts/Workstations/Users/seats for CBS Electronic Delivery Management, CBS Loan Collection, and/or CBS Branch Delivery applications which are available by separate addendum.

Exhibit M –1

MAINTENANCE SERVICES:

A.	Basic Maintenance Services

CBS Software Modules:
Up to 350,000 Accounts [5]
A.  CBS Core Applications:
CBS Common File Subsystem
CBS Customer Information File Subsystem
CBS General Ledger Subsystem
CBS Universal Loans Subsystem
CBS Financial Transaction Management Subsystem
CBS Time Subsystem
CBS Transaction Subsystem
CBS ACH Origination
CBS Account Reconciliation
CBS Safe Deposit
CBS Chargeback Subsystem
CBS FHLMC & FNMA Reporting
CBS Reserve Reallocation
CBS Auditor’s Loan Extract

B.  Electronic Delivery Management:
CBS ATM Card Management Module
CBS Transaction Authorization Module
ATM Network Switch Interface (MAC and Fiserv EFT)

C.  Other CBS Software Applications:
CBS Branch Delivery Account Sales and Teller
Host Teller and Application Interface
CBS Loan Collection System (BCAS)

D.  Standard Interfaces
IPS Sendero Asset / Liability Interface
IPS Sendero Budget and Planning Interface
IPS Sendero Customer Profitability Interface
ImageSoft Nautilus Match Item Control Interface
Thomson Financial OFAC Interface
Voice Response Interface

Total Annual Maintenance Fee:

$ 98,000.00*
Included in Core*
Included in Core*
Included in Core*
Included in Core*
Included in Core*
Included in Core*
Included in Core*
$   3,000.00
$   3,000.00
$   2,000.00
$   1,900.00
$   5,000.00
Included in Core*
$      735.00

$ 26,814.00**
Included Above**
Included Above**
Included Above**

$118,699.00***
Included Above***
Included Above***
$  15,500.00

$   2,000.00
$      600.00
$      600.00
$   2,206.00
$      794.00
$   5,513.00

$286,361.00

Each additional increment of 75,000 Accounts for CBS Core Applications [5]	$19,500 / yr.

5  Client will pay additional maintenance on Accounts above 350,000 when actual usage exceeds 350,000 Accounts.

Notwithstanding Section 4.2 of Exhibit M, the parties acknowledge and agree that Basic Maintenance Services to be provided hereunder for CBS Software listed in the above Basic Maintenance Services table shall begin upon the Effective Date and shall continue for a period of 10 years.  Thereafter, the provision of Basic Maintenance Services by Fiserv shall automatically renew for successive 5-year terms at Fiserv’s then current fees for all modules then licensed pursuant to this Exhibit M – 1, unless either party provides written notice to the other party 90 days prior to the expiry of the then current term.

Exhibit M –1

B.	Basic Maintenance Fee Payment Timetable

Notwithstanding Exhibit I Section 1(d), Maintenance Fees will continue to be billed by Fiserv and paid by Client in accordance with Amendment 6 of Agreement Number 3810165 through the later of February 28, 2005 or date of the conversion merger between Client and City Bank.  Thereafter, Annual Maintenance Fees will be billed by Fiserv and paid by Client, monthly in advance, based on the amount shown above.  Notwithstanding Section 4.11 of Exhibit M, the Maintenance Fees specified in this Exhibit M-1 are subject to an annual increase limited to the greater of 3% or the change in the U.S. Department of Labor, Consumer Price Index (CPI) for the Urban Wage Earners and Clerical Workers, All Cities, (1982=100).

C.	Fiserv CBS Normal Business Hours: 8:30 a.m. to 5:30 p.m., Eastern Time.

D.	Additional Terms and Conditions:

›	For the purposes of this Exhibit M – 1, ‘Accounts’ shall mean the total number of individually designated accounts processed by the Transaction, Time and Loan subsystem of the Software.
›	For the purposes of this Exhibit M – 1, the parties acknowledge and agree that Section 7.1 of Exhibit M shall be replaced with the following:
Fiserv warrants that Software will perform the functions specified in the Documentation.  Subject to Section 4.4 and 4.10 of this Exhibit, for a period of ninety (90) days after delivery, Fiserv will promptly provide replacements or corrections to any part of the Software that does not so perform where such failure is a Level One, Level Two, or Level Three Non-conformity.  This warranty shall not apply if the problem is caused by unauthorized modification to the Software System, use of the Software in combination with non-Fiserv provided software, or by incorrect Use.  Client represents that the Software System is designed to operate on the Computer System and that the warranties given by Fiserv are conditional upon the procurement and maintenance by Client of the Computer System in accordance with the then current specified configuration.

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit M-1 to the Agreement to be executed by their duly authorized representatives as of the date indicated below.

Central Pacific Bank		Fiserv Solutions, Inc.

By:	/s/ Denis K. Isono	By:	/s/ Robert Lowe
Name:	Denis K. Isono	Name:	Robert Lowe
Title:	Executive Vice President	Title:	SVP Global Finance
Date:	December 30, 2004	Date:	January 1, 2005

By:	/s/ Glenn K.C. Ching
Name:	Glenn K.C. Ching
Title:	Senior Vice President
Date:	December 30, 2004

Exhibit M –2

Comprehensive Banking System (CBS)

SOFTWARE LICENSE:
SOFTWARE
Other CBS Software Applications	CBS Loan Collection System Upgrade (BCAS) Vqueue (6 workstations)

SOFTWARE LICENSE FEES:
Initial license fees to process up to 400,000 Accounts in the Software System

Other CBS Software Application License Fees:
CBS Loan Collection System Upgrade (BCAS)
Vqueue (6 workstations)

Total License Fees

	$52,500.00 $ 3,000.00 $55,500.00
Each additional increment of 75,000 Accounts for CBS Loan Collection System Upgrade (BCAS) Each additional Vqueue workstation	Additional $5,000.00 ea. Additional $500.00 ea.
Maximum Accounts Licensed or processed	CBS Loan Collection System Upgrade (BCAS)	400,000
User/Seat Limitations	Vqueue:
	- Vqueue workstations (new)	6
	- Vqueue workstations (transferred from City Bank)	14
	- Total Vqueue workstations	20
	Text-based inquiry only users	Unlimited
License Fee Payment Timetable	Due On or Before:	Amount Payable:
	100% upon execution of this Exhibit	$55,500.00
	Total Amount Due	$55,500.00

Exhibit M-2

MAINTENANCE SERVICES :

A.           Basic Maintenance Services

CBS Loan Collection System Upgrade (BCAS)[1] - Up to 400,000 Accounts	Annual Maintenance Fee.- $15,500.00
Each additional increment of 75,000 Accounts for CBS Loan Collection System Upgrade (BCAS) Each additional Vqueue workstation	Additional $1,000.00 ea. Additional $100.00 ea.

1 The Annual Maintenance Fee for the CBS Loan Collection System Upgrade (BCAS) is included in the Annual Maintenance Fee listed in section A of Basic Maintenance Services of Exhibit M-1.

Notwithstanding Section 4.2 of Exhibit M, the parties acknowledge and agree that Basic Maintenance Services to be provided hereunder for CBS Software listed in the above Software License section shall begin upon the Effective Date and shall continue of a period of 10 years.  Thereafter, the provision of Basic Maintenance Services by Fiserv shall automatically renew for successive 5-year terms at Fiserv’s then current fees for all modules then licensed pursuant to this Exhibit M – 2, unless either party provides written notice to the other party 90 days prior to the expiry of the then current term.

B.       Basic Maintenance Fee Payment Timetable

Annual Maintenance Fees will be billed by Fiserv and paid by Client, monthly in advance, based on the amount shown above.  Notwithstanding Section 4.11 of Exhibit M, the Maintenance Fees specified in this Exhibit M-2 are subject to an annual increase limited to the greater of 3% or the change in the U.S. Department of Labor, Consumer Price Index (CPI) for the Urban Wage Earners and Clerical Workers, All Cities, (1982=100).

PROFESSIONAL SERVICES:

C.       Professional Services: Implementation
Pursuant to Section 3 of Exhibit M, Client shall pay for the implementation services below.  Implementation fee does not include travel and living expenses which shall be billed separately to the Client.

Implementation Services
Description	Professional Services Fee Estimate
Implementation Services[1]	$10,000.00

1 Uni-Source will provide Client with the Implementation Services for Vqueue listed in section C of this Exhibit M-2.

D.       Professional Services Fees Payment Timetable: Implementation Services
Fiserv will invoice and Client agrees to pay monthly for professional services provided in a given month. Services related to implementation services shall be invoiced based on Fiserv’s then current professional service rates. Fees do not include travel and living expenses, which will be billed separately to Client.

Exhibit M-2

E.       Fiserv CBS Normal Business Hours: 8:30 a.m. to 5:30 p.m., Eastern Time.

F.       Additional Terms and Conditions:

›	For the purpose of this Exhibit M – 2, ‘Accounts’ shall mean the total number of individually designated accounts processed by the Transaction, Time and Loan subsystem of the Software.
›	For the purpose of this Exhibit M – 2, the parties acknowledge and agree that Section 7.1 of Exhibit M shall be replaced with the following:
Fiserv warrants that Software will perform the functions specified in the Documentation.  Subject to Section 4.4 and 4.10 of Exhibit M, for a period of ninety (90) days after delivery, Fiserv will promptly provide replacements or corrections to any part of the Software that does not so perform where such failure is a Level One, Level Two, or Level Three Non-conformity.  This warranty shall not apply if the problem is caused by unauthorized modification to the Software System, use of the Software in combination with non-Fiserv provided software, or by incorrect Use.  Client represents that the Software System is designed to operate on the Computer System and that the warranties given by Fiserv are conditional upon the procurement and maintenance by Client of the Computer System in accordance with the then current specified configuration.

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit M-2 to the Agreement to be executed by their duly authorized representatives as of the date indicated below.

Central Pacific Bank		Fiserv Solutions, Inc.

By:	/s/ Denis K. Isono	By:	/s/ Robert Lowe
Name:	Denis K. Isono	Name:	Robert Lowe
Title:	Executive Vice President	Title:	SVP Global Finance
Date:	December 30, 2004	Date:	January 1, 2005

By:	/s/ Glenn K.C. Ching
Name:	Glenn K.C. Ching
Title:	Senior Vice President
Date:	December 30, 2004

Exhibit Q

Professional Services

Client agrees with Fiserv as follows:

1.  Professional Services.  Fiserv will provide Client with professional services related to Services ("Professional Services") for particular projects as described in a uniquely numbered, separate Project Requirement Definition Authorization or similar statement of work attached hereto as Exhibit Q – n (each hereinafter referred to as “PRDA” or “Work Order”).

Fiserv agrees to provide access to Fiserv personnel as at the rates and fees specified in each Exhibit Q-n.  All Professional Services shall be performed in accordance with the procedures set forth below.  Client may request Fiserv to provide additions and changes to Professional Services.  Any such additions or changes shall be provided upon mutual agreement of the parties and shall be at Fiserv’s then current professional service rates .  Any dates for performance are dependent upon the timely performance by each party of the tasks assigned under the project plans for such PRDA or Work Order.

(a) Business Requirements.  All Professional Services to be performed by Fiserv hereunder shall be based upon the Business Requirements of Client.  “Business Requirements” means the description of the Client’s business needs and the functionality requirements.  Client shall cooperate with Fiserv in connection with the provision of Professional Services and shall provide Fiserv with all necessary information concerning its Business Requirements or other information requested by Fiserv for the performance of its obligations under the Agreement, provided that such requests are reasonable and are made in a timely manner.  Fiserv shall review and suggest revisions to such Business Requirements on a timely basis.  The parties shall mutually agree in writing on the final Business Requirements. Any customizations, modifications, enhancements to the unmodified software required to meet Client’s Business Requirements shall be provided by Fiserv in accordance with the terms and conditions specified in Exhibit H, provided that Client and Fiserv have executed a mutually agreed upon Exhibit H-n.

(b) Project Plan. Fiserv shall develop a Project Plan for the Professional Services based on the Business Requirements within 15 business days after receipt of the Business Requirements.  The Project Plan shall contain a listing of the nature and timing of tasks for the Professional Service project, some of which are to be performed by Fiserv and some by Client.  Client and Fiserv shall mutually agree on the Project Plan.  Thereafter, Client will be provided a copy of the weekly updates to the Project Plan.  Fiserv and Client shall utilize their commercially reasonable efforts to meet the dates set forth in the Project Plan.  Modifications, changes, enhancements, upgrades, or additions to the agreed upon work beyond those stated in the Project Plan shall be added only upon mutual written agreement.  In the event the parties agree to add any such items, the Project Plan shall automatically be modified to the extent necessary to allow for the inclusion or provision of the items.  Any such items may result in a change in the Professional Service Fees (as defined below).

2.  Professional Services Fees.  ‘Professional Services Fees’ means the greater of the sums of amounts derived by multiplying either the minimum number of days specified in each Exhibit Q – n or the number of days or fractions of days worked within each grade by the daily fee rate as identified in each Exhibit Q – n.  Additional fees may be raised in respect of hours worked outside these at the request of Client at the rates previously agreed in writing by Client.

(a) Client shall pay Fiserv the fees and other charges for as specified in each Exhibit Q-n ("Professional Service Fees").  The daily rates quoted therein will be valid for 12 months unless otherwise stated in Exhibit Q - n.  Thereafter, they will be subject to change by Fiserv on one month's notice to Client.  A higher rate may be applied for an individual whose support to Client has advanced to a new job grade or after one month's notice if such individual's general development warrants a job upgrade by Fiserv.

(b) Client agrees to pay the reasonable travel and living expenses of any Fiserv employees and Fiserv authorized contractors who render services at any Client site in connection with Professional Services.  All such expenses shall meet the guidelines established by the Fiserv Travel Policy, a copy of which shall be provided to the Client, except that Client shall have the right to arrange Fiserv  lodging at Client’s preferred lodging location, provided that such accommodations in Fiserv’s judgment meets a reasonable standard of cleanliness, safety and proximity to the work site.  All travel and living expenses shall be itemized on invoices submitted by Fiserv.

3. Professional Service Project Termination.  At Client's sole option, Client may terminate any PRDA or Work Order upon 30 days' prior written notice to Fiserv, provided that Client agrees to pay Fiserv for any and all Professional Service Fees for professional services rendered prior to the effective date of termination.  In no event shall Fiserv be liable for a refund of any Professional Service Fees already paid by Client.

           4. Rescheduling.  If Client is unable to provide access to required facilities or personnel or is unable to meet its tasks assigned on a Project Plan in a timely manner, Fiserv will endeavor to reschedule tasks to minimize non-productive time.  All such non-productive time is chargeable to Client.  If such non-productive time is expected to be significant, Fiserv will endeavor to reassign its personnel to other suitable work.  In this event, Client will not be charged for the time personnel were reassigned.

5. Exclusivity.  Notwithstanding anything to the contrary contained elsewhere in the Agreement, the parties acknowledge and agree that the exclusivity required by Section 15 (k) of the Agreement shall not apply with respect to the Professional Services provided to Client pursuant to this Exhibit Q.

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit Q to the Agreement to be executed by their duly authorized representatives as of the date indicated below.

Central Pacific Bank		Fiserv Solutions, Inc.

By:	/s/ Denis K. Isono	By:	/s/ Robert Lowe
Name:	Denis K. Isono	Name:	Robert Lowe
Title:	Executive Vice President	Title:	SVP Global Finance
Date:	December 30, 2004	Date:	January 1, 2005

By:	/s/ Glenn K.C. Ching
Name:	Glenn K.C. Ching
Title:	Senior Vice President
Date:	December 30, 2004

Exhibit Q – 1

Project Requirement Definition Authorization (PRDA)

Business Requirements
Development and Retrofit Services are not included as part of any Conversion Project. Any such services required shall be added by separate mutual written agreement of the parties.

Project Type:  Professional Service Project – Conversion Services
Client: Central Pacific Bank
Client ID#:   CPBHI                                                                  Project ID:   PRDA #CSD0120                           Prepared by: Joseph Kovach

Purpose:
The purpose of this PRDA is to provide Client with costs associated with the provision of Fiserv Professional Services to merge City Bank Hawaii (‘CBK’), a CBS Outsourcing client, into Client’s existing CBS System BNKPRD.  This PRDA includes the scope of services, constraints and assumptions, and projected costs for the project (‘Conversion Project’).

Effective Date: July 1, 2004

Business Requirements:

Business Description:
Fiserv will provide Project Management, programming and analyst support to accomplish a Conversion Project of a CBS System for merging City Bank (CBK) data into Client’s existing CBS System BNKPRD.  Provided that Client’s requirements remain consistent with the scope of services, constraints and assumptions defined herein, and that Client meets all Client dates agreed to in the Project Plan, Client requires and Fiserv shall endeavor to deliver the project on schedule, accurately, within the approved costs and resulting in a functioning business reliable system.

Proposed Solution:
Fiserv will use its CBS to CBS conversion and merge processes, working with the appropriate Client personnel, to convert and merge the CBK accounts into Client’s existing CBS System BNKPRD.  The Project Plan identifies the general duties and responsibilities of Fiserv and the Client.  Fiserv will assign a project manager, banker analysts, and technicians as necessary to meet the requirements of this conversion and merger.  Client and Fiserv personnel assigned to the project will have the requisite skills, experience and knowledge of the system, banking products, general ledger and operations, as needed to complete their assigned responsibilities in a timely manner, accurately, and as intended and set forth in this PRDA.

Constraints and Assumptions:

The Professional Services Fees for the Conversion Project contained in this PRDA are a good faith estimate of the effort required to complete the Conversion Project. If the quoted tasks are at risk of exceeding the specified fees, Fiserv will elevate the issue to the Client’s management for discussion and developing alternatives to contain the scope and fees to the agreed upon level.

Three file cuts are included in the Professional Services Fees for the Conversion Project.  The first file cut is for the initial testing, mapping, and internal verification.  The second file cut is for a standard mock conversion/merge, data verification and card re-issuance purposes. The third file cut is for the live merger.  In Fiserv’s discretion, multiple runs against each of the three test files will be done to verify and test the conversion.  One full test run (consisting of 3 file cuts) is provided in the estimate.

The Professional Services Fees for the Conversion Project are based on Client and CBK being on the same release levels of the application software.  This estimate does not include conversion of the VRU application and related information residing on the InterVoice hardware. This estimate does include conversion of all VRU records residing on the CBK CBS Host system.

Client will establish all new common file values on their production BNKPRD to support the CBK accounts.  This must be completed at least one month prior to the data verification date outlined in the Project Plan.

All ACH Common File and customers from CBK must be manually set up in the Client’s environment, however, ACH transactions contained within CBK’s ACH warehouse will be merged with Client’s ACH warehouse.

Client’s data will remain with all of its original information and no specific data changes of Client’s data will be required, except that Fiserv will accommodate requests to data changes which, in Fiserv’s sole opinion, are reasonable under the base project. Such requests may necessitate the need to establish additional environments which may result in additional costs.

The reserved merger date will be mutually agreed upon between Fiserv and Client prior to the project kick-off meeting, provided however, that in no event will it be earlier than five months from the date of signing this Amendment.

The Client will provide, at Client’s expense, high-speed connection to Client’s system during the conversion to facilitate the processes, and communication between Client and Fiserv. Whenever possible, Fiserv will perform the conversion process functions on Client’s iSeries computer.  Fiserv will create four environments on the Client’s iSeries computer:

CONVERSION:   For Fiserv use to test the field translations of the Client, to assure that process is working properly.

REVIEW:  For the Client, to verify results of field translations.  This is the environment where the bank will perform its data verification.

PRODUCTION-TEST:   Used to perform conversion readiness testing on the merged data.   Final review, running PCOMB, and balancing of the bank occurs in this environment.

TRAINING:   For Client’s use to train Client’s personnel.

The conversion team shall consist of six team members: the Project Manager, three Analysts and two technicians. The conversion team will be onsite Monday through Friday for data verification and Friday through Thursday of the live conversion. The exit meeting will be held on Thursday morning after the live conversion/merge. This meeting will involve the post-conversion review, project sign-off and turnover to Customer Support.

The General Ledger process will utilize a spreadsheet with old to new account numbers completed by Client. This includes cost center and account number changes.

When account numbers change, Fiserv will provide an old/new number file for the bank to use in notifying third party vendors.

If required, account number changes will be made to the donor bank (CBK), leaving Client (surviving) account numbers intact. If Client wishes to change the surviving account numbers, Fiserv may, in its discretion, charge its then current rates for such changes based on the number and complexity of such changes.

Client and CBK will be responsible for ensuring that its Branch Delivery Terminal environment is current and consistent between institutions prior to the merge. The Conversion Project does not include or automate this process.

Client will provide Fiserv with the following information for developing the merger process:
•	Copy of the entire bank prod for CBK.
•	Copy of the entire bank prod for Client.
•	The Client Common File representing the combined bank.

The merger process is designed to run on base CBS code. When modifications exist or are required, there are additional services required by Fiserv to accomplish the merger. Such services may be contracted by incorporating a separate, uniquely number PRDA to the Agreement. The requirement for such services shall be discussed at the beginning of the project to assess the impact of modifications to the merger process.

The first test run will be the conversion of the CBK accounts into the pre-merge file, which will be loaded to the review environment for verification. Client will review the results of the pre-merge and once satisfied with the results, Fiserv will proceed to the next step to merge the donor accounts (CBK) into the Client’s production environment.

The fields listed below can be changed through translation tables as part of this merger process.  Any fields requested outside of this list require analysis and development effort, and constitute out-of-scope services.

Branch Numbers                                                     Tran Interest Plans
Officer Codes                                                  Tran Mail Codes
Dealer Numbers                                                      Tran Status Codes
FTM Transfer Types                                             Tran Special Instructions
Loan Product Types                                              Tran User Fields
Census Tract                                                           Statement Model Numbers
Risk Codes                                                              Tran Reg DD Flag
Classification Codes                                              Statement Cycle Codes
Rebate Numbers                                                     Time Product Type
Escrow Numbers                                                    Time Interest Plan
FDIC Codes                                                             Time Mail Codes
FRB Codes                                                              Time Penalty Plans
Collateral Codes                                                     Time User Fields
Charge-off Codes                                                   Time User Codes
Loan Rate Indexes                                                  Safe Deposit Box Types
Loan Bill Lead Days                                               Safe Deposit Box Discounts
Loan User Codes                                                    Safe Deposit Late Fees
Loan User Fields                                                     FTM Transfer Types
Credit Bureau (non report flag)                             CIF Relationship Codes
Notice Numbers                                                       CIF User Codes
Posting Restriction Reasons
Miscellaneous Fees
Investors
Group Numbers
Tran Product Type
Tran Service Charge Plan

Project Turnover.  The Conversion Project team will remain onsite for 5 days following live conversion, unless outstanding conversion issues exist, which in Fiserv and Client’s reasonable opinion require additional time onsite to resolve. The Conversion Project will be turned over to Fiserv Customer Support five (5) days following live conversion.  The conversion team will assist Fiserv Customer Support and remain responsible, for a period of 90 days, for any conversion issues identified after Fiserv completes the Conversion Project, as specified in the Project Plan.

Acceptance Test shall include, but is not limited to, Client’s validation that data has been converted accurately and to the requested location and that the General Ledger balances, to the extent it balanced prior to conversion.

Professional Services Fees:

The base Professional Services Fees for the Conversion Project contemplated under this PRDA are based on the Business Description, Proposed Solution, Constraints and Assumptions described herein, collectively the “Scope of Services”.  The Professional Service Fees shall not exceed $230,000 for the Scope of Services and limits set forth below. Fiserv will provide Client with a monthly report showing actual hours incurred by each individual assigned to the Conversion Project.

Professional Services Function	Level of Effort (man-days)	Professional Services Not to exceed
Programming and Analyst Support ($1,000 per day) Project Management	180 50	$180,000 $ 50,000
Total Professional Services Fees	Within limits defined above	$230,000*

* Note: If Client retains CBS Outsourcing as its processing environment, then the Conversion Project team will be made up of Outsourcing resources and a portion of the CBK dedicated programming resources, not to exceed 25% of a Full-Time Equivalent, may be used to offset the above stated costs.

Conversion Project base Professional Services Fee includes:
•
Three file cuts: The first is for the initial testing, mapping, and internal verification.  The second will be use for Data Verification and card re-issuance purposes. The Third is for the Live merger.  One full test run is provided in the estimate, but multiple runs against the test files will be done as necessary to verify and test the conversion.

•
Data mapping of all production master files and fields as defined by Client and Fiserv. This shall include special mapping to identify CIF records and accounts belonging to each institution, Major Type Groupings, CIF Officer Code 3, Preferred Customer Codes and Bulk File codes.

•	Conversion of all EFT records, including ATM, POS, Debit Card and VRU records residing on CBS Host system.
•
Conversion of General Ledger accounts. The General Ledger process will be handled by using a Fiserv-provided spreadsheet with old to new account numbers completed by Central Pacific. This includes cost center and account number changes.

•	Account Number translation for old number/new number account translation, as required for duplicate account numbers.
•	Conversion of external transfers between City Bank and Client to internal transfers of Client.
•	ACH Data warehouse merge. ACH Common File and company record setup will be performed manually by Client.
•	Conversion of all City Bank Transaction, Time and Loan subsystem history, as agreed upon with Client.
•	Merge GL History and Card History of City Bank with Client history.
•
To the extent possible, Fiserv will coordinate the BCAS Collection System conversion project, managed by UniSource 2000, with the activities and schedules of the Fiserv CBS core processing conversion project.

Professional Services Fee Payment Timetable
Fiserv will invoice, and Client agrees to pay, Professional Services Fees on a percentage of completion basis according to the schedule below:

Date/Event	Portion Due	Amount
Upon Exhibit Execution	25%	$57,500
Completion of Mapping (per project plan)	25%	$57,500
Completion of Data Verification (per project plan)	25%	$57,500
Five (5) days following Conversion sign-off or upon turnover to Customer Support, whichever occurs first.	25%	Balance Remaining

Conversion Project - Optional Services and Fees:

Additional support or service requested by the bank and provided by Fiserv will be billed at Fiserv’s then current professional services rates over and above the fees outlined above. All billing of Optional Services and Fees is only for additional work beyond the scope of the project described herein for the base Conversion Project and requires a quote of time and fees approved by Client prior to the work being performed.

Optional Services	Hourly Rate
Additional “Dry Run” Mock Conversions	To be quoted on request
Branch Delivery hardware/software consulting, application consulting and forms data mapping.	$150 per hour
BCAS Collection System	Provided by quote from Unisource 2000
Credit Bureau E1 Tape	$150 per hour
Deluxe Tape for Check Reissues	$150 per hour
EFT-ATM Plastic Card Re-order	$150 per hour
Establishment and configuration of iSeries hardware environment to support production environment.	To be provided with iSeries Hardware Upgrade Configuration and Agreement
Multiple ATM Authorization Environment	$150 per hour
Retrofit Services (Analysis and Coding)	$150 per hour

Supplemental Personnel1
Personnel Grade	Hourly Rate
Project Manager	$ 187.50
Systems Analyst	$ 150.00
Programmer	$ 150.00
Trainer	$ 150.00

Escalation:
Client and Fiserv shall develop an escalation process for the Conversion Project that will be defined in the Project Charter document.

Scheduling:
Conversion Project will be scheduled upon receipt of signed agreement and estimated completion date will be based on department workload at the time of receipt. An estimated completion date will be advised after receipt of signed agreement.

Note: In the event a regulatory body or shareholders disapprove this merger, Client will only be responsible for Fiserv time, materials, and travel expenses incurred on this project prior to official cancellation of the project.

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit Q – 1 to the Agreement to be executed by their duly authorized representatives as of the date indicated below.

Central Pacific Bank		Fiserv Solutions, Inc.

By:	/s/ Denis K. Isono	By:	/s/ Robert Lowe
Name:	Denis K. Isono	Name:	Robert Lowe
Title:	Executive Vice President	Title:	SVP Global Finance
Date:	December 30, 2004	Date:	January 1, 2005

By:	/s/ Glenn K.C. Ching
Name:	Glenn K.C. Ching
Title:	Senior Vice President
Date:	December 30, 2004